As filed with the Securities and Exchange Commission on April 11, 2000
                                                    Registration No. 333-87895
-------------------------------------------------------------------------------



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 2
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                          QUIKBIZ INTERNET GROUP, INC.
                 (Name of Small Business Issuer in Its Charter)



           Nevada                         7371                     88-0320364
----------------------------     ----------------------------  ----------------
(State or Other Jurisdiction of   (Primary Standard Industrial (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)  Identification
                                                               Number)


                               6801 Powerline Road
                          Ft. Lauderdale, Florida 33309
                                 (954) 970-3553

          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                             --------------------
                   David B. Bawarsky, Chief Executive Officer
                          QuikBiz Internet Group, Inc.
                               6801 Powerline Road
                          Ft. Lauderdale, Florida 33309
                                 (954) 970-3553

            (Name, Address and Telephone Number of Agent for Service)

                              -------------------
                                   Copies to:

                             David Alan Miller, Esq.
                            Graubard Mollen & Miller
                                600 Third Avenue
                            New York, New York 10016
                                 (212) 818-8800
                           (212) 818-8881 - Facsimile

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   |_|  _______

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   |_|  _______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

PROSPECTUS

QuikBIZ Internet Group, Inc.

6801 Powerline Road
Ft. Lauderdale, Florida 33309
(954) 970-3553


The Resale of 18,438,053 Shares of Common Stock


     The selling price of the shares will be determined by market factors at the time of their resale.

                      ------------------------------------



     This prospectus relates to the resale by the selling shareholders of up to 18,438,053 shares of common stock. The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. Of the shares offered,


     o    838,053 shares are presently outstanding,


     o up to 15,000,000 shares are issuable to Swartz Private Equity, LLC based on an amended and restated Investment Agreement dated as of July 9, 1999,

     o up to 2,000,000 shares are issuable upon the exercise of warrants issued or issuable to Swartz under the amended and restated Investment Agreement, and

     o up to 600,000 shares are issuable upon the exercise of warrants issued to M.H. Meyerson & Co, Inc.

     We will receive no proceeds from the sale of the shares by the selling shareholders. However, we have received proceeds from the sale of shares that are presently outstanding and may receive up to $20 million of proceeds from the sale of shares to Swartz, and we may receive additional proceeds from the sale to Swartz of shares issuable upon the exercise of any warrants that may be exercised by Swartz.


     Our common stock is quoted on the over-the-counter Electronic Bulletin Board under the symbol QBIZ. On April 5, 2000, the average of the bid and asked prices of the common stock on the Bulletin Board was $1.250 per share.


     Investing in the common stock involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment. See "Risk Factors" beginning on page 7 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is April 11, 2000

     Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

     You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling shareholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

     The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                                Table of Contents

                                  Page                                      Page

Prospectus Summary..................3        Management......................27
Summary Financial Data..............6        Executive Compensation..........28
Risk Factors........................7        Principal Shareholders..........30
Use of Proceeds....................11     Certain Transactions............31
Price Range of Common Stock........12        Description of Securities.......33
Dividend Policy....................12        Legal Matters...................34
Management's Discussion and                  Experts.........................34
   Analysis of Financial Condition           Where You Can Find More
   and Results of Operations.......13            Information.................35
Business...........................18        Index to Financial Statements..F-1
Selling Shareholders...............22
Plan of Distribution...............26

                      ------------------------------------


     QuikBIZ Internet Group, Inc. is a Nevada corporation. We were originally incorporated in 1984 in Utah under the name Sunwest Industries, Inc. In 1994 we merged with International Training & Education Corp., changed our name to International Trading & Education Corp. and became a Nevada corporation. In 1996 we changed our name to DigiMedia USA, Inc. In May 1997, we merged with Nitros Franchise Corporation and changed our name to Nitros Franchise Corporation. In July 1997, we changed our name to Algorhythm Technologies Corporation. In July 1998 we changed our name to QuikBIZ Internet Group, Inc.

     Our principal executive offices are located at 6801 Powerline Road, Ft. Lauderdale, Florida 33309 and our telephone number is (954) 970-3553.

     Some of the statements contained in this prospectus, including statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," are forward-looking and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon a number of factors, including:

     o our significant historical losses and the expectation of continuing losses;
     o    rapid technological change in the Internet industry;
     o    our reliance on key strategic relationships and accounts;
     o    the impact of competitive products and services and pricing; and
     o    uncertain protection of our intellectual property.


     In this prospectus, we refer to QuikBIZ Internet Group, Inc. as we or QuikBIZ. We refer to our subsidiary QuikBIZ Media Centers, Inc. (formerly QuikLAB Multimedia Centers, Inc.) as QuikBIZ Media, our subsidiary SmithAgency.com, Inc. as SmithAgency.com, and Swartz Private Equity, LLC as Swartz.

                               Prospectus Summary

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section.

Our Business

     Through our QuikBIZ Mall division and our principal subsidiaries, QuikBIZ Media and SmithAgency.com, we are developing several complementary Internet-oriented businesses.


     We are currently developing the QuikBIZ Mall (www.quikbiz.com), a virtual mall on the Internet that offers corporate communications products, services and supplies on-line. The QuikBIZ Mall also offers discount pricing, one-stop shopping, easy ordering and quick delivery, and we expect that in the future it will also offer product comparison data. We currently own and maintain most of the merchant stores in the QuikBIZ Mall. We create most of the merchant stores and purchase the products directly through "drop-ship" vendors. The vendors bill us for products or services purchased at our merchant stores on the mall and we bill the purchasers. Each store has its own separate URL and is expected to be marketed independently of the mall. There are presently 12 stores on the Mall:
M2 PressWIRE, Media Furnishings, QuikBIZ Media, QuoteIt.com, The Presentation Shop, Pro-Tape Outlet, SmithAgency.com, Cables and Bits, BizBookStop, CDsupplies.com, LCD Mart and QuikBIZ Express. We own all of the stores except M2 PressWIRE.


     QuikBIZ Media is a retail, business-oriented, multimedia production facility. QuikBIZ Media offers a wide variety of audio, video, multimedia and Internet services and products to business entities, government agencies, non-profit organizations, schools, universities, religious organizations and consumers. QuikBIZ Media produces and assists companies in creative content for all types of corporate communication including sales, training, public relations and promotion. QuikBIZ Media operates the QuikBIZ Media store on the QuikBIZ Mall.

     QuikBIZ Media also operates QuoteIt.com, which is linked to the QuikBIZ Mall. QuoteIt.com is an Internet "bidding" website where purchasers of media duplication services can "name their own price" for audio, video, CD and digital video disk (DVD) media duplication. QuoteIt.com provides businesses, non-profit corporations, government agencies, schools, universities, and religious organizations with a "one-stop" site for shopping for media duplication services on-line. QuikBIZ Media provides the duplication services through its own facilities and through major duplication/replication companies throughout the United States.


     SmithAgency.com is a full service advertising and marketing agency. SmithAgency.com provides its clients with a broad range of services, including television commercial and radio commercial development and production, print advertising development and production, direct marketing promotions, general image advertising, design services, Internet site design and public relations. SmithAgency.com operates the SmithAgency.com store on the QuikBIZ Mall. SmithAgency.com has created a separate division, called Pix'l Creative, to provide advertising, marketing and public relations services on a per-project basis. The Pix'l Creative division will operate an e-commerce web site that will be linked to the QuikBIZ Mall.

Recent Events

     On August 31, 1999, we completed the acquisition of substantially all of the assets of Gallaspy & Lobel, Inc., an advertising firm based in south Florida doing business under the name G&L Group. We acquired all of G&L Group's contracts and pending orders with its existing active clients, and all of G&L Group's accounts receivable relating to its existing active clients. In connection with the acquisition, G&L Group's president, James Lobel, has become the president of SmithAgency.com.

Our Investment Agreement

     We have entered into an amended and restated Investment Agreement with Swartz to raise up to $20 million through a series of sales of our common stock to Swartz. The dollar amount of each sale is limited by our common stock's trading volume. A minimum period of time must occur between sales. In turn, Swartz will either sell our stock in the open market, sell our stock to other investors through nego tiated transactions or hold our stock in its own portfolio. This prospectus covers the resale of our stock by Swartz either in the open market or to other investors.

Additional Shares We Are Registering

     In July 1998, we issued warrants to M.H. Meyerson & Co., Inc. to purchase 600,000 shares of common stock at a price of $.25 per share. The resale of the common stock issuable to M.H. Meyerson & Co., Inc. upon exercise of the warrants is included in this registration statement.


     In 1999, we sold an aggregate of 172,000 shares of common stock to certain private investors. The resale of the common stock by these private investors is covered by this prospectus. In addition, the resale of 212,130 shares we issued in February 2000 to a director and former officer of QuikBIZ for services rendered, 159,000 shares sold by the director to six private purchasers in 1999, 208,000 shares sold by our Chief Executive Officer to eight private purchasers in February 2000 and 10,000 shares we issued to a consultant in December 1999 for services to be rendered is covered by this prospectus.


Key Facts


Total shares outstanding prior to the
     offering                                14,273,736(1) as of April 3, 2000

Shares being offered for resale to
     the public                              18,438,053(2)


Total shares outstanding after the
     offering                                29,273,736(1)(3)

Price per share to the public                Market price at time of resale.

Total proceeds raised by offering            None; however, we have received p
                                             Proceeds from the sale of shares
                                             that are presently outstanding, we
                                             may receive up to $20 million from
                                             the sale of shares to Swartz, and
                                             we may receive additional amounts
                                             from the sale to Swartz of shares
                                             issuable upon the exercise of any
                                             warrants issued to Swartz pursuant
                                             to the Investment Agreement and
                                             from the sale to M.H. Meyerson &
                                             Co., Inc. of shares issuable upon
                                             the exercise of warrants that M.H.
                                             Meyerson & Co. holds.

Use of proceeds from the sale of             We plan to use the proceeds
the shares to Swartz                         for working capital and general
                                             corporate purposes.

OTC Bulletin Board Symbol
QBIZ

(1) Does not include (i) 600,000 shares of common stock underlying warrants issued to M.H. Meyerson & Co., Inc. in July 1998 to purchase common stock at $.25 per share, expiring on July 14, 2003; (ii) 500,000 shares underlying warrants issued to Swartz in connection with the Investment Agreement; (iii) 100,000 shares of common stock underlying options to purchase common stock at $.15 per share, expiring on May 14, 2000; (iv) 300,000 shares of common stock underlying options to purchase common stock at $.15 per share, expiring on May 14, 2000; (v) 200,000 shares of common stock underlying options to purchase common stock at $.002 per share, expiring on June 25, 2000; (vi) 60,000 shares of common stock underlying options to purchase common stock at $.002 per share, with no stated expiration date; and (vii) 18,643 shares of common stock issuable upon conversion of 261 shares of preferred stock. Also does not include any shares underlying warrants that we may issue to Swartz in the future pursuant to the Investment Agreement.


(2) Includes (i) 838,053 shares that are presently outstanding, (ii) up to 15,000,000 shares that may be issued to Swartz pursuant to the Investment Agreement, (iii) up to 500,000 shares underlying warrants issued to Swartz in connection with the Investment Agreement, (iv) up to 1,500,000 shares underlying warrants that we may issue to Swartz in the future pursuant to the Investment Agreement, and (v) up to 600,000 shares underlying warrants issued to M.H. Meyerson & Co., Inc. in July 1998.


(3) Includes up to 15,000,000 shares that may be issued to Swartz pursuant to the Investment Agree ment.

                             Summary Financial Data

     The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.


                                                  Year Ended December 31,
                                          -------------------------------------
                                              1998                     1999
                                              ----                     ----


Revenue.......................            $  2,142,414              $ 4,488,363
Operating Expenses............               2,899,298                5,258,165
Net Loss.......................               (783,364)                (789,427)
Basic (loss) per common share..            $    (0.060)              $   (0.058)
Weighted average number of common
     shares outstanding.......              13,067,857               13,590,236





                                                               December 31, 1999
                                                               -----------------
Balance Sheet Data:

         Working capital.............................           $ (1,116,245)
         Total assets................................              1,907,643
         Total liabilities...........................              1,807,258
         Shareholders' equity........................          $     100,385

                                  Risk Factors

     An investment in the common stock being offered for resale by the selling shareholders is very risky. You should be able to bear a complete loss of your investment. Before purchasing any of the common stock, you should carefully consider the following risk factors, among others.

We have incurred significant losses and expect to continue to do so.


     To date, we have incurred significant losses. At December 31, 1999, our accumulated deficit was $3,182,150 and our working capital deficit was $349,320. For the year ended December 31, 1999, we incurred a net loss of $789,427 and for the year ended December 31, 1998, we incurred a net loss of $783,364. These losses have resulted primarily from:


     o significant costs associated with the acquisition of Nitros Franchise Corporation and SmithAgency.com in 1997, QuikBIZ Media in 1998 and G&L Group in 1999.

     o significant costs associated with the development of the QuikBIZ Mall and QuoteIt.com.

     We expect to continue to incur operating losses in the future. There is no assurance that sales of our products and services will ever generate sufficient revenues to fund our continuing operations, that we will generate positive cash flow or that we will attain or sustain profitability.

We have a limited operating history.

     Although QuikBIZ was incorporated in 1984, it had no significant business operations until May 1997. David Bawarsky, our Chief Executive Officer, has been with us only since May 1997. Because of our limited operating history, you have limited information on which to assess our ability to realize operating revenues or profits in the future.

We will require additional financing.


     Lack of sufficient funding could force us to curtail substantially or cease our operations, which would have a material adverse effect on our business. Based on our potential rate of cash operating expenditures and our current plans, we anticipate our cash requirements for the next 12 months may need to come primarily from the proceeds of the Investment Agreement with Swartz. However, our ability to raise funds under the Investment Agreement is subject to certain conditions. These conditions include the continuing effectiveness of a registration statement covering the resale of the shares sold under the Investment Agreement and a limitation on the number of shares we may issue based on the volume of trading in the common stock. We anticipate that our future cash requirements may be fulfilled by improved sales of products and services, the sale of additional equity securities, debt financing and/or the sale or licensing of certain of our technologies. However, there can be no assurance that any future funds required in excess of the proceeds of the Investment Agreement will be generated from operations or from the aforementioned or other potential sources. There can also be no assurance that the required funds, if available, will be available on attractive terms or that the terms under which they are raised will not significantly dilute the interests of our existing shareholders.

The market for online commerce is still developing and is subject to a high degree of uncertainty.

     The market for online commerce is rapidly evolving and is subject to a high level of uncertainty. Our success will depend to a substantial extent on the willingness of the public to use online services as a method to purchase corporate communications products and media duplication services. Although members of management have considerable business experience, this is a new venture and members of management have limited experience in the operation and management of an Internet-based business.

The market in which we compete is subject to rapid technological change.

     Technology in the Internet industry changes rapidly, and our products and services, as well as the skills of our employees, could become obsolete quickly. Our success will depend, in part, on our ability to improve our existing services, develop new services and solutions that address the increasingly sophisticated and varied needs of our current and prospective clients, and respond to technological advances, emerging industry standards and practices and competitive service offerings.

We could lose money on projects for which we set a fixed price.

     We currently bill for most of our services on a "time and materials" basis. However, we intend to increase the percentage of our work that is billed at a fixed price and the percentage of revenues from these fixed-price engagements. If we fail to estimate accurately the resources and time required for a project, to meet client expectations about the services to be performed, or to complete projects within budget, we will have cost overruns and, in some cases, penalties, which could have a material adverse effect on our business, financial condition and results of operations.

We rely upon key strategic relationships.

     We have established a number of strategic relationships with leading hardware and software companies, some of which can be terminated on short notice by the parties. These relationships are not supported by written agreements. The loss of any one of these strategic relationships could deprive us of the opportunity to gain early access to leading-edge technology, market products cooperatively with the hardware or software company, cross-sell additional services and gain enhanced access to vendor training and support, which could have a material adverse effect on our business, financial condition and results of operations.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

     We compete with advertising, video production and media duplication companies, many of whom are developing or can be expected to develop Internet strategies similar to ours. Many of our competitors have significantly greater financial, technical, marketing and other resources than we do. Some of our competitors also offer a wider range of services than we offer and have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures faced by us will not harm our business.

Protection of our intellectual property is limited and there is a risk of claims for infringement.

     We regard our copyrights, trademarks, trade secrets (including our methodologies, practices and tools), as important to our success. If others infringe or misappropriate our copyrights, trademarks or similar proprietary rights, our business could be hurt. In addition, although we do not believe that we are infringing the intellectual property rights of others, other parties might assert infringement claims against us. Such claims, even if not true, could result in significant legal and other costs and be a distraction to management. Protection of intellectual property rights in many foreign countries is weaker and less reliable than in the United States, so if our business expands into foreign countries, risks associated with intellectual property will increase.

We depend on David Bawarsky and James Lobel and the loss of either of their services could harm our business.

     We place substantial reliance upon the efforts and abilities of David Bawarsky, our Chief Executive Officer, and James Lobel, the President of SmithAgency.com. The loss of the services of either of them could have a material adverse effect on our business, operations, revenues or prospects. We presently have employment agreements with each of them. Mr. Bawarsky's employment agreement expires on June 15, 2003. Mr. Lobel's employment agreement expires on October 30, 2002. We have no assurance, however, that upon the expiration of their respective employment agreements they will remain in our employ. We do not maintain and we do not intend to obtain key man insurance on the lives of Messrs. Bawarsky and Lobel.

We may be subject to government regulation in the future that could adversely affect our business.

     Our Internet-related business, and the Internet industry generally, is presently not subject to extensive government regulation. However, because the Internet is still evolving, new laws or regulations may be implemented that specifically impact our business. New laws or regulations may address issues such as user privacy, freedom of expression, pricing of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional communications services with Internet communications. There can be no assurance that in the future, as the Internet market develops, regulation of certain activities on the Internet will not be implemented and that such regulation will not adversely impact our business and operations.

Our stock price is volatile.

     The market price of our common stock has been and is likely to continue to be volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates by securities analysts, overall equity market conditions or other events or factors. Because our stock is more volatile than the market as a whole, our stock is likely to be disproportionately harmed by factors that significantly harm the market, such as economic turmoil and military or political conflict, even if those factors do not relate to our business. In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against us it could result in substantial costs and a diversion of management's attention and resources, which would hurt our business.

Trading in our common stock on the OTC Bulletin Board may be limited.

     Our common stock trades on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or Nasdaq, you may have difficulty reselling any of the shares that you purchase from the selling shareholders.

Our common stock is subject to penny stock regulation.

     Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The regulations applicable to penny stocks may severely affect the market liquidity for our securities and could limit your ability to sell your securities in the secondary market.

A significant percentage of our common stock is held by our directors and executive officers, who can significantly influence all actions that require a vote of our shareholders.

     Our directors and executive officers currently own approximately 50% of our outstanding common stock. Accordingly, management is in a position to influence significantly the election of our directors and all other matters that are put to a vote of our shareholders.

The exercise of options and warrants may adversely affect our stock price and your percentage of ownership.

     If all of the warrants that may be issued to Swartz under the Investment Agreement are issued, there will be outstanding options and warrants to purchase 2,778,643 shares of common stock and pre ferred stock convertible into 18,643 shares of common stock, assuming that we issue a total of 1,000,000 warrants to Swartz under the Investment Agreement. The number of warrants that may be issued to Swartz under the Investment Agreement will fluctuate depending on the price at which we put shares to Swartz, which in turn will depend on the market price at the time of the puts. In the future, we may grant more warrants or options under stock option plans or otherwise. The exercise or conversion of stock options, warrants or other convertible securities that are presently outstanding or that may be granted in the future will dilute the percentage ownership of our other shareholders. The "Description of Securities" section of this prospectus provides you with more information about options and warrants to purchase our common stock and convertible preferred stock that will be outstanding after this offering.

                                 Use of Proceeds

     We will not receive any proceeds from the sale of the shares by the selling securityholders. However, we have received proceeds from the sale of shares that are presently outstanding, we will receive up to $20 million from Swartz upon Swartz's purchase of the shares from us and we may receive additional proceeds from the sale to Swartz of shares issuable upon the exercise of warrants issued or to be issued to Swartz pursuant to the Investment Agreement and from the sale of shares to M.H. Meyerson & Co., Inc. upon the exercise of warrants issued to M.H. Meyerson & Co., Inc. We intend to use the proceeds from the sale of the shares to Swartz and the exercise of warrants by Swartz and M.H. Meyerson & Co., Inc. for working capital and general corporate purposes, including acquisitions. To the extent we deem appropriate, we may acquire fully developed products or businesses that, in our opinion, facilitate our growth and/or enhance the market penetration or reputation of our products and services. To the extent that we identify any such opportunities, an acquisition may involve the expenditure of significant cash and/or the issuance of our capital stock. We currently have no commitments, understandings or arrangements with respect to any such acquisition.

                           Price Range of Common Stock


     Our common stock is traded on the OTC Electronic Bulletin Board. The following table sets forth the high and low bid prices of our common stock for each quarter for the years 1998 and 1999 and the first quarter of 2000 through April 7, 2000. As of April 7, 2000, there were 418 holders of record of our common stock.


     The quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Common stock:


Year                                      High Bid         Low Bid
----                                      --------         -------
1998
First Quarter                               .40              .10
Second Quarter                              .38              .11
Third Quarter                               .40              .22
Fourth Quarter                              .69              .38

1999
First Quarter                              1.57              .44
Second Quarter                             2.00             1.06
Third Quarter                              1.81              .63
Fourth Quarter                             1.625             .375


2000
First Quarter                              1.813            1.25
Second Quarter (through April 10, 2000)    1.25             1.00



                                 Dividend Policy

     We have not paid any dividends on our common stock during the past two years. We expect to continue to retain all earnings generated by our operations for the development and growth of our business, and do not anticipate paying any cash dividends to our shareholders in the foreseeable future. The payment of future dividends on the common stock and the rate of such dividends, if any, will be determined by our Board of Directors in light of our earnings, financial condition, capital requirements and other factors.

                Management's Discussion and Analysis of Financial
                      Condition and Results of Operations

Overview

     We provide businesses with communications services and products, including Internet, Intranet, Extranet, Web site and electronic media solutions, advertising, marketing and branding services, and related services. We offer a comprehensive range of communications solutions designed to improve clients' business processes. We provide professional services including strategic consulting, analysis and design, technology development, systems implementation and integration and audio and visual materials, including audio, video, CD and DVD-Rom. We also provide advertising, marketing and consulting services in the areas of strategic corporate and product positioning, corporate identity and product branding, new media, packaging, collateral systems, direct marketing, consumer and trade promotions and media placement services.


     On August 31, 1999, we completed our acquisition of substantially all of the assets of G&L Group and combined its operations with those of SmithAgency.com. Accordingly, our financial statements have been presented to combine the consolidated financial statements of G&L Group and SmithAgency.com for the periods presented.

     Since the reverse merger with Nitros Franchise Corporation in May 1997, our operations have related primarily to recruiting personnel, raising capital, completing the acquisitions of SmithAgency.com (November 1997), QuikBIZ Media (July 1998) and G&L Group (September 1999) and developing our e-commerce Internet sites. Through December 31, 1998, we have derived our revenues from two of our wholly-owned subsidiaries: SmithAgency.com and QuikBIZ Media. Revenues from wholly-owned subsidiaries represented 100% of our revenues for the year ended December 31, 1999.


Results of Operations


     Our revenues have grown from $2,142,414 in 1998 to $4,488,363 in 1999 on an actual basis, but have declined from $7,458,000 in 1998 to $6,366,000 in 1999 on a pro forma basis giving effect to our acquisitions.

     The consolidated December 31, 1998 financial statements included a net loss of $783,365, of which $460,491, or approximately 59%, was non-cash and mainly attributable to acquisition costs, including amortization of goodwill and employee compensation, and provision for uncollectible accounts. The consolidated December 31, 1999 financial statements included a net loss of $789,427, of which $381,661, or approximately 48%, was non-cash and mainly attributable to acquisition costs, including amortization of goodwill expense and employee compensation, and provision for uncollectible accounts.


Sources of Revenues and Revenue Recognition

     QuikBIZ consolidates the financial statements of acquired entities beginning on the date QuikBIZ assumes effective control of those entities. Revenues primarily consist of advertising and multimedia productions. We derive our revenues from services performed under one of three pricing arrangements: retainer, time-and-materials and fixed-price.

     We bill and recognize revenues from retainer agreements on a monthly basis while the agreements are in effect. Retainer agreements are generally one year in length and include a renewal clause. Typically, retainer relationships with clients result in additional fixed-price and time-and-materials projects. Retainer fees currently represent a small percentage of our overall revenues, although revenues from clients with whom we have retainer relationships represent a substantial portion of our overall revenues. Consistent with our focus on long-term relationships, our goal is to increase our number of retainer-based arrangements.

     We bill and recognize revenues from time-and-materials projects on the basis of costs incurred in the period. We use a standardized estimation and work plan development process to determine the requirements and estimated price for each project. This process takes into account the type and overall complexity of the project, the anticipated number of personnel of various skill sets needed and their associated billing rates, and the estimated duration of and risks associated with the project. Management personnel familiar with the production process evaluate and price all project proposals.

     We recognize revenues from fixed-price projects using the percentage-of-completion method based on the ratio of costs incurred to the total estimated project costs. Fees are billed to the client over the course of the project. We estimate the price for fixed-price projects using the same methodology as time-and-materials projects. All fixed-price proposals must first be approved by a member of our senior management team.

     We report revenue net of reimbursable expenses. Our revenues and earnings are affected by a number of factors, including:

-    the amount of business developed from existing relationships;
-    our ability to meet the changing needs of the marketplace;
-    employee retention;
-    billing rates;
-    our ability to deliver complex projects on time; and
-    efficient utilization of our employees.

     Many of our business initiatives, including our acquisition strategy, are aimed at enhancing these factors.

     Our expenses include direct costs, sales and marketing, general and administrative, depreciation and amortization of tangible assets, and amortization of goodwill. Direct costs includes salaries, benefits and incentive compensation of billable employees and other direct costs associated with revenue generation. Selling, general and administrative expenses include the salaries and benefits costs of management and other non-billable employees, sales and marketing expenses rent, accounting, legal and operational costs. Depreciation and amortization expenses primarily include depreciation of technology equipment, furniture and fixtures and leasehold improvements. Amortization of goodwill expenses include charges for the excess of purchase price over net tangible book value of acquired companies. Personnel compensation and facilities costs represent a high percentage of our operating expenses and are relatively fixed in advance of each quarter.


     To date, we have grown the size and scale of our business organically by attracting new clients, attracting new professional staff and expanding the range and complexity of the services we offer. We intend to continue to strive for organic growth.


Acquisition of Professional Services Firms


     In addition to organic growth, a key component of our overall growth strategy is the acquisition of, or investment in, complementary businesses, technologies, services and products. We have acquired three companies since 1997 and intend to continue to pursue opportunities to acquire similar businesses.

     We believe our acquisitions have supported our growth and enhanced the quality of services we offer our clients. Our acquisitions have allowed us to rapidly build our base of professionals in the context of a tight labor market for experienced technical and creative professionals. From July 1, 1997, to December 31, 1999, our staff increased from 2 to 36 employees. Our broadening Internet coverage has allowed us to better meet the needs of our national clients and to attract new clients who seek integrated services across diverse geographic areas. We have also been able to expand our service offerings through the acquisition of companies with complementary products and skill sets. Additionally, we expect to achieve cost synergies by consolidating management and back-office operations and sharing technical infrastructure.


     We evaluate acquisitions based on numerous quantitative and qualitative factors. Quantitative factors include historical and projected revenues and profitability, geographic coverage and backlog of projects under contract. Qualitative factors include strategic and cultural fit, management skills, customer relationships and technical proficiency. We used our common stock as the primary consideration. We anticipate that we will use common stock and cash as the primary form of consideration for future acquisitions.


     We strive to integrate all acquired companies into our operating organization. This integration includes business development, delivery of services, managerial and administrative support, benefits, purchasing and all other areas.

     All of our acquisitions have been accounted for using the purchase method. Under the purchase method, the financial data of the acquired entities are consolidated with our financial results from the effective dates of their acquisition. For each acquisition, a portion of the purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair market values on the acquisition date. The remaining unallocated portion of the purchase price is allocated to intangible assets, primarily goodwill, and amortized on a straight-line basis over the estimated period of benefit, which is currently 10 years. We evaluate the period of benefit on a company- by-company basis. For the years ended December 31, 1999 and 1998, amortization of goodwill expense was $81,061 and $67,372, respectively. We expect to incur additional acquisition-related amortization expenses as a result of our acquisition program.

Comparison of the Fiscal Years 1998 and 1999


     The following discussion relates to our actual operating results for the periods noted. The operating results discussed include the operations of acquired companies from the effective dates of their acquisitions. Given that each year includes revenues and expenses from new acquisitions, we believe that the operating results for 1999 are not directly comparable to the operating results for 1998.


     Revenues. Revenues were $2,142,414 in 1998 and grew to $4,488,363 in 1999, an increase of approximately 110%. The increase in revenues reflected the acquisition of G&L Group in August 1999.

     Direct Costs. Direct salaries and costs were $1,753,877 in 1998 and grew to $3,650,115 in 1999, an increase of approximately 108%. The increase in direct costs 1999 compared to 1998 was primarily due to acquisitions. In the future, we expect direct costs to increase in absolute dollar terms but to decrease as a percentage of revenues due to improved economies of scale, the utilization of billable professionals and our increase in revenues pertaining to our e-commerce Internet sites.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $1,023,831 in 1998 and grew to $1,483,283 in 1999, an increase of approximately 45%. Selling, general and administrative expenses represented approximately 33% of revenues in 1999 and 48% of revenues in 1998. The increase in selling, general and administrative expenses in absolute dollar terms and the decrease in such expenses as a percentage of revenues in 1999 compared to 1998 was the result of our acquisitions. In the future, we expect selling, general and administrative expenses to increase in absolute dollars but to decrease as a percentage of revenues due to improved economies of scale and higher overall revenues.

     Amortization of Goodwill. Amortization of goodwill was $67,372 in 1998 and grew to $81,061 in 1999. Amortization of goodwill represented 2% of revenues in 1999 and 3% of revenues in 1998. The increase in amortization of goodwill was due to the goodwill resulting from the acquisition of G&L Group in 1999.
We expect amortization of goodwill to increase in absolute dollar terms as we acquire additional companies.

     Depreciation and Amortization. Depreciation and amortization expenses, net of amortization of goodwill, were $54,218 in 1998 and decreased to $43,706 in 1999, a decrease of approximately 19%. Depreciation and amortization expenses represented approximately 1% of revenues in 1999 and 3% of revenues in 1998. The decrease from year to year was primarily the result of organization costs becoming fully amortized in 1999.


Liquidity and Capital Resources

     Since inception, we have funded our operations and investments in property and equipment through cash from operations, equity financings, borrowings from commercial banks and capital leases.


     Our cash and cash equivalents were $18,059 at December 31, 1998 and $35,957 at December 31, 1999. Cash used in operating activities of $191,403 in 1998 and $256,658 in 1999 was augmented by net proceeds from financing activities of $132,837 in 1998 and $291,901 in 1999 and net cash provided by investing activities of $74,315 in 1998, but reduced by cash used in investing activities of $17,345 in 1999.

     On July 9, 1999 we entered into an investment agreement with Swartz to raise up to $20 million through a series of sales of common stock.
The dollar amount of each sale is limited by the trading volume and a minimum period of time must occur between sales. In order to sell shares to Swartz, there must be an effective registration statement on file with the SEC covering the resale of the shares by Swartz and we must meet certain other conditions. The agreement is for a three-year period ending July 9, 2002.


     We have incurred recurring operating losses and negative cash flows from operating activities and have negative working capital. We believe that our available equity financing arrangement with Swartz will be sufficient to meet our working capital and capital expenditure requirements for at least the next two years. However, there can be no assurance that we will receive financing from Swartz, that we will not require additional financing within this time frame or that such additional financing, if needed, will be available on terms acceptable to us, if at all.

Year 2000 Compliance

     The Year 2000 problem is the result of certain computer programs being written using two digits, rather than four digits, to define the applicable year. Any computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, or not recognize the date at all. If not corrected, this could result in system failures or miscalculations that could result in service or other interruptions. To date, we have not experienced any significant Year 2000 problems.

     Testing and compliance monitoring as part of our Year 2000 program will continue into 2000 to ensure proper leap year operations and that system changes and additions are Year 2000 compliant.


Forward-looking Statements

     When used in this prospectus and in our other filings with the Securities and Exchange Commission, in our press releases and in oral statements made with the approval of one of our authorized executive officers, the words or phrases "will likely result," "plans," "will continue," "is anticipated," "estimated," "expect," "project" or "outlook" or similar expressions (including confirmations by one of our authorized executive officers of any such expressions made by a third party with respect to us) are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties, including but not limited to our history of losses, our limited operating history, our need for additional financing, rapid technological change, and an evolving and uncertain market for on- line commerce, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the factors described in the Risk Factors section of this prospectus. We undertake no obligation to release publicly revisions we make to any forward-looking statements to reflect events or circumstances occurring after the date of such statements. All written and oral forward-looking statements made after the date of this prospectus and attributable to us or persons acting on our behalf are expressly qualified in their entirety by this discussion.

                                    Business


     QuikBIZ Internet Group, Inc. is a Nevada corporation. It was originally incorporated in 1984 in Utah under the name Sunwest Industries Inc. In 1994 it merged with International Training & Education Corp., changed its name to International Training & Education Corp. and became a Nevada corporation. In 1996 it changed its name to DigiMedia USA, Inc. In May 1997, it merged with Nitros Franchise Corporation and changed its name to Nitros Franchise Corporation. In July 1997, it changed its name to Algorhythm Technologies Corporation. In July 1998, it changed its name to QuikBIZ Internet Group, Inc.

     As a result of QuikBIZ's merger with Nitros Franchise Corporation in May 1997 and the change in management that accompanied the merger, QuikBIZ changed the focus of its business to the acquisition and development of Internet-related businesses and phased out its prior business, which consisted of developing computer-based training courses for the law enforcement industry. In November 1997, QuikBIZ acquired A.D.S. Advertising Corp., doing business as The Smith Agency (now SmithAgency.com, Inc.), and in July 1998, QuikBIZ acquired QuikBIZ Media.


     Through its QuikBIZ Mall division and its principal subsidiaries, QuikBIZ Media and SmithAgency.com, QuikBIZ is developing several complimentary Internet-oriented businesses.


     On August 31, 1999, we completed the acquisition of substantially all of the assets of Gallaspy & Lobel, Inc., an advertising firm based in south Florida doing business under the name G&L Group. We acquired all of G&L Group's contracts and pending orders with its existing active clients, as well as all of G&L Group's accounts receivable relating to its existing active clients. The accounts receivable we acquired totaled approximately $500,000. In consideration for G&L Group's assets, we assumed approximately $750,000 of G&L Group's liabilities and issued 366,000 shares of common stock to G&L Group on September 1, 1999, valued for purposes of the transaction at $1.25 per share. We are obligated to issue another 122,000 shares to G&L Group by September 1, 2000, to be adjusted up or down under certain circumstances. If the market price of our common stock is below $1.10 per share at the time the additional shares are to be issued, the number of shares will be increased so that the aggregate value of the shares issued in the transaction will not be less than $536,000. If we do not achieve a minimum of $700,000 in gross profits from clients of G&L Group by the time such additional shares are to be issued, $.80 of every dollar below $700,000 will be deducted from the 122,000 shares, assuming a value of $1.25 per share, up to a maximum of 122,000 shares. In connection with the acquisition, James Lobel, the president of G&L Group, entered into a three year employment agreement with us and agreed to become the president of SmithAgency.com.

     The QuikBIZ Mall. The QuikBIZ Mall is a virtual mall for "business to business" corporate communications. The QuikBIZ Mall enables businesses to browse virtual, service-oriented specialty stores and order services on-line. The services offered through the QuikBIZ Mall include Internet television and radio services, duplication services, advertising services and presentation services. All of our subsidiaries and business units, as well as certain strategic partners, are "tenants" in the QuikBIZ Mall. We create most of the merchant stores and purchase products directly through "drop-ship" vendors. The vendors bill us for products or services purchased at the Mall and we bill the purchasers. Each store has its own separate URL and is marketed independently of the mall. There are presently 12 stores on the Mall: M2 PressWIRE, Media Furnishings, QuikBIZ Media, QuoteIt.com, The Presentation Shop, Pro-Tape Outlet, SmithAgency.com, Cables and Bits, BizBookStop, CDsupplies.com, LCD Mart and QuikBIZ Express. We own all of the stores except M2 PressWIRE.

     Today, the majority of corporate communication products are offered through traditional marketing channels, including audio/video dealers and catalog/mail order houses. The QuikBIZ Mall provides much more than the traditional marketing channels of selling products and service. The site offers businesses greater product selection, discount pricing, one-stop shopping, easy ordering and fast shipping.

     There are presently a limited number of Internet sites focusing specifically on corporate communication products and services. These Internet sites fall under three types: manufacturers' websites, dealers' websites, and business portal websites.

     Manufacturers of communication products who have websites generally do not offer their products directly to the end user through the websites. These manufacturers use traditional marketing channels such as local audio/visual dealers, wholesalers and catalog houses to sell their products. Manufacturers generally use their websites only to disseminate product and dealer information.

     Business portals that provide business information generally have limited offerings of communications products and services. Business portals that offer some e-commerce products usually just redirect purchasers through hot links to third-party merchant websites.

     Other virtual shopping malls group products and/or virtual stores together but send consumers to individual merchants' websites to complete the purchase. Once consumers are redirected to other sites, they generally start to go direct, bypassing the original referring site.

     QuikBIZ deals directly with its suppliers, buying at greatly discounted prices. Most other virtual malls are middlemen who collect commissions from banner ads and click-through and re-direct referrals. These types of commissions are generally low.


     QuikBIZ Media. QuikBIZ Media is a retail, business-oriented, multimedia production facility. It offers a wide variety of audio, video, multimedia and Internet services and products to businesses, government agencies, non-profit organizations, schools, universities, religious organizations and consumers. QuikBIZ Media produces and assists companies in creative content for all types of corporate communications including sales, training, public relations and promotion. QuikBIZ Media provides services in the development of Internet and Intranet sites, interactive media, video and audio production, video and audio digital encoding, video/audio/CD duplication and media package design and collateral materials. Most of the services offered through QuikBIZ Media are done in-house. We offer free pick- up, free delivery and same day service. More than 70% of QuikBIZ Media's clientele are businesses using electronic media for sales, training, public relations, promotion and corporate communications. QuikBIZ Media also acts as a service bureau, providing services for all formats of audio/visual and interactive media.

     QuikBIZ Media has been operating a multimedia center in Fort Lauderdale, Florida since 1991. It has developed and tested proprietary systems for operating retail multimedia centers and plans to open retail multimedia centers in major cities in the United States during the next three years. QuikBIZ Media served over 9,000 clients within the last four years. QuikBIZ Media was founded by its President, David Bawarsky, who is the Chief Executive Officer and Chairman of QuikBIZ.


     Many businesses compete with QuikBIZ Media in some aspects of the video, multimedia and the Internet industries. This competition includes traditional video production facilities, cable companies, television stations, duplication facilities, ISP companies, web development companies, ad agencies and service bureaus. Most of QuikBIZ Media's competitors operate from office buildings or warehouses. Some limit their services to commercial or trade clients only; others are even more specialized.

     QuikBIZ Media is different from most of its competition because it operates in a convenient retail setting, with retail walk-in hours, and caters to businesses, schools, universities, government agencies, non-profit organizations, religious organizations and consumers. As a full service, retail multimedia showroom, QuikBIZ Media's retail shops provide an alternative to visiting several different, unrelated facilities to complete a multimedia project.

     QuoteIt.com. QuoteIt.com is an Internet site created and operated by QuikBIZ Media that enables businesses, government agencies, non-profit corporations, schools, universities, religious organi zations and consumers to shop for media duplication services on-line. Visitors to the site can name their own price for any quantity of audio, video, CD-Rom and digital video disc (DVD) services. QuoteIt.com then seeks a vendor willing to do the work at the quoted price. QuikBIZ Media provides the duplication services through its own facilities and through major duplication/replication companies throughout the United States. Potential vendors are approved through an application process. If a vendor is approved, it becomes part of a pool of vendors that we approach with the consumer's bid price.


     SmithAgency.com. SmithAgency.com is a full service agency specializing in advertising and public relations services. SmithAgency.com has been in business since 1983.


     SmithAgency.com offers a broad range of services to its clients, including television and radio commercial development and production, print advertising development and production, direct mar keting promotions, general image advertising, design services, Internet site design and public relations. The traditional marketing services offered by SmithAgency.com include the development and planning of the advertising, including creative design and production of the advertisements, media research, planning and buying of space and time, and market research. SmithAgency.com has created a separate division, called Pix'l Creative, to provide advertising, marketing and public relations services on a per-project basis. The Pix'l Creative division will operate an e-commerce web site that will be linked to the QuikBIZ Mall.


     Direct marketing and promotions offered by SmithAgency.com include direct mail, direct response and 800 number services, as well as on-line marketing. The development and the design of interactive campaigns are part of the promotion aspect of the agency's business.

     General image advertising focuses on the company or organization as a whole and not on a specific product. This "branding" effort is an important element in building consumer confidence.


     SmithAgency.com represents clients in a wide variety of industries, including healthcare, automotive, consumer packaged goods, entertainment and the food industry.


     The marketing and communications industry is very competitive and is expected to remain so. SmithAgency.com's primary competitors are the advertising firms in the southeastern United States, but SmithAgency.com also faces competition from small- to mid-size firms in cities around the country. Competition in the advertising industry is based upon creativity, knowledge of media, ability to service a client, financial controls and "chemistry" with the client. Firms that have focused primarily in public relations are beginning to accept assignments for non-public relations work. The Internet appears to be giving rise to an influx of competitors who are not necessarily trained in the traditional aspects of the advertising industry.

Government Regulation

     Our Internet-related businesses, including the QuikBIZ Mall, are presently not subject to extensive government regulation. However, because the Internet is still evolving, new laws or regulations may be implemented in the future that specifically impact our Internet-related businesses. New laws or regulations may address issues such as user privacy, freedom of expression, pricing of products and services, taxation, advertising, intellectual property rights, information, security and the convergence of traditional communications services with Internet communications.

     The advertising services produced by SmithAgency.com are subject to the Federal Trade Commission Act and the regulations of the Federal Trade Commission. The FTC Act proscribes false advertising, misleading and unfair advertising and similar practices.

Employees

     QuikBIZ has two employees, QuikBIZ Media has 18 employees and SmithAgency.com has 16 employees. None of our employees is represented by a labor union. We consider our relations with our employees to be good.

Litigation

     QuikBIZ Media is a defendant in a lawsuit filed in June 1999 in the Circuit Court of the 17th Judicial Circuit, in Broward County, Florida. The plaintiff, Lynda V. McGlawn, is seeking to collect a debt resulting from the assignment to her by Telephonetics International, Inc. of a debenture of QuikBIZ Media in the amount of $110,000. QuikBIZ Media previously filed a separate action in the Circuit Court against Telephonetics International, Inc. alleging, among other things, that QuikBIZ Media was fraudulently induced to execute the debenture. QuikBIZ Media is currently seeking to have the two lawsuits consolidated.


     On March 24, 2000, we commenced an action in the Circuit Court of the 17th Judicial Circuit, in Broward County, Florida against Andrew D. Smith, a principal shareholder and former officer and director of QuikBIZ and former officer and employee of SmithAgency, Charles Robb, a former employee of SmithAgency.com, and Random House, Inc. Our complaint alleges that Messrs. Smith and Robb breached their employment and non-competition agreements with SmithAgency and violated their fiduciary duties to SmithAgency by wrongfully taking confidential information relating to an advertising campaign developed for one of our clients and put that information into a manuscript for publication as a book by Random House, Inc. Our complaint further alleges that Messrs. Smith and Robb created a competing advertising agency after their employment with SmithAgency was terminated, in violation of their noncompetition agreements. We are seeking damages from Messrs. Smith and Robb and an injunction against further violation of their agreements. We are also seeking an injunction against Random House, Inc. to prevent Random House, Inc. from paying any of the proceeds of the book to Messrs. Smith and Robb.


Properties

     Our subsidiaries lease the following properties:
                                                                     Termination
  Subsidiary         Location              Area         Yearly Rent      Date
  ----------         --------              ----         -----------   ---------
SmithAgency.com   6801 Powerline Road  10,000 square    $6,500        8/31/2004*
                  Ft. Lauderdale, FL       feet
                  33309

                                                                     Termination
  Subsidiary         Location              Area         Yearly Rent      Date
  ----------         --------              ----         -----------   ---------

SmithAgency.com   5310 N.W. 33rd         2,746 square     $3,098      1/31/2001
                  Ave., Ste. 212            feet**
                  Ft. Lauderdale, FL
                  33309

QuikBIZ Media     2121 W. Oakland       6,700 square      $7,789      2/01/2006
                  Park Blvd., Suite 8       feet
                  Ft. Lauderdale, FL
                  33311

------------------------------------


* SmithAgency.com has an option to renew this lease for an additional three-year term.


**   SmithAgency.com has sublet this space to a third party.


                              Selling Shareholders


     The following table provides certain information with respect to the selling shareholders' beneficial ownership of our common stock as of April 4, 2000, and as adjusted to give effect to the sale of all of the shares offered hereby. Except for Kirk J. Girrbach, a director and former officer of QuikBIZ, and Andrew D. Smith, a former director and officer of QuikBIZ, none of the selling shareholders currently is an affiliate of ours and none of them has had a material relationship with us during the past three years. Except for M.H. Meyerson & Co., Inc., which is a registered broker-dealer, none of the selling shareholders are or were affiliated with registered broker-dealers. See "Plan of Distribution." The selling shareholders possess sole voting and investment power with respect to the securities shown.


                                                                                           Shares Beneficially
                                                                                                 Owneddd
                                        Number of Shares                                      After Offering(1)
                                          Beneficially                                      ------------------
                                             Owned                 Number of             Number          <
               Name                     Before Offering          Shares Offered         of Shares     Percentage
               ----                     ---------------          --------------         ---------     ----------

Swartz Private Equity,   LLC               17,000,000          17,000,000(2)                 0            0
M.H. Meyerson & Co., Inc.                     600,000               600,000                  0            0
Craig Baldwin                                   4,044                 4,044                  0            0
James Brakefield                               40,000                40,000                  0            0
Patrick Comer                                  12,500                12,500                  0            0
Joseph V. George                                8,250                 8,250                  0            0
John E. Girrbach                               80,162                80,162                  0            0
Kirk J. Girrbach                              980,828(3)            212,130            768,698(3)       2.6%
Todd Green                                     20,000                20,000                  0            0
David Gubbay                                   20,000                20,000                  0            0
Hotel Europe                                   20,000                20,000                  0            0
Tim Iverson                                    50,000                10,000             40,000            *
Gyorgy Katz                                    92,000                92,000                  0            0

                                                                                           Shares Beneficially
                                                                                                 Owneddd
                                        Number of Shares                                      After Offering(1)
                                          Beneficially                                      ------------------
                                             Owned                 Number of             Number          <
               Name                     Before Offering          Shares Offered         of Shares     Percentage
               ----                     ---------------          --------------         ---------     ----------
Peter Kertes                               139,423               139,423                  0              0
Renee Kertesz                              125,000               125,000                  0              0
Lloyd Mandell                               28,000                28,000                  0              0
Charles Robb                               204,044                 4,044            200,000              *
Andrew D. Smith                          2,335,050(4)             22,500          2,312,550(4)         5.2%

------------------------------------

*    Less than one percent.

(1) Assumes that all of the offered shares will be resold by the selling shareholders and none will be held by the selling shareholders for their own accounts.

(2) Represents shares of common stock that we may sell to Swartz pursuant to the Investment Agreement and upon the exercise by Swartz of options issued or issuable in connection with the Investment Agreement. It is expected that Swartz will not own beneficially more than 9.9% of our outstanding common stock at any time.

(3) Includes 130,000 shares of common stock issuable upon exercise of outstanding options. Does not include an aggregate of 218,000 shares of common stock held by several adult members of Mr. Girrbach's family. Mr. Girrbach disclaims beneficial ownership of the shares held by such persons.

(4) Does not include 400,000 shares of common stock owned by Mr. Smith's parents, Howard and Elaine Smith. Andrew D. Smith disclaims beneficial ownership of the shares held by Howard and Elaine Smith.

Amended and Restated Investment Agreement

     On July 9, 1999, we entered into an Investment Agreement with Swartz, which was subsequently amended and restated as of July 9, 1999. The amended and restated Investment Agreement entitles us to issue and sell our common stock to Swartz for up to an aggregate of $20 million from time to time during the three-year period ending on July 9, 2002. Each election by us to sell stock to Swartz is referred to as a put right.

     Put rights. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the shares of common stock that may be issued as a consequence of the exercise of that put right. We must also give at least 10 but not more than 20 business days' advance notice to Swartz of the date on which we intend to exercise a particular put right and we must indicate the maximum number of shares of common stock that we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of common stock (not to exceed $3 million) that we will sell under the put and/or a minimum purchase price per common share at which Swartz may purchase shares under the put. The minimum purchase price may not exceed 82.5% of the closing bid price of our com mon stock on the date on which we give Swartz advance notice of our exercise of a put right. The num ber of common shares sold to Swartz may not exceed the lesser of 15% of the aggregate daily reported trading volume during a period that begins on the business day immediately following the day we exer cise the put right and ends on and includes the day that is 20 business days after the date we exercise the put right, or 9.9% of the total number of shares of common stock that would be outstanding upon completion of the put.

     For each share of common stock, Swartz will pay us the lesser of:

          o    the market price for such share, minus $.10, or
          o    91% of the market price for the share;

provided, however, that Swartz may not pay us less than the designated minimum per share price, if any, that we indicate in our notice.

     Market price is defined as the lowest closing bid price for the common stock on its principal market during the pricing period. The pricing period is defined as the 20 business days immediately following the day we exercise the put right.

     Warrants. Within five business days after the end of each pricing period, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of common stock equal to 10% of the common shares issued to Swartz in the applicable put. Each warrant will be exercisable at a price that will initially equal 110% of the market price on the date on which we exercised the put right. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

     Limitations and conditions precedent to our put rights. Swartz is not required to acquire and pay for any shares of common stock with respect to any particular put for which, between the date we give advance notice of an intended put and the date the particular put closes:

          o we have announced or implemented a stock split or combination of our common stock;
          o    we have paid a common stock dividend;
          o we have made a distribution of all or any portion of our assets or evidences of indebtedness to the holders of our common stock; or
          o we have consummated a major transaction, such as a sale of all or substantially all of our assets or a merger or tender or exchange offer that results in a change of control of QuikBIZ.

     Short sales. Swartz and its affiliates are prohibited from engaging in short sales of our common stock unless Swartz has received a put notice under which shares have not yet been issued and the amount of shares involved in the short sale does not exceed the number of shares specified in the put notice.

     Cancellation of puts. We must cancel a particular put between the date of the advance put notice and the last day of the pricing period if:

          o we discover an undisclosed material fact relevant to Swartz's investment decision;
          o the registration statement registering resales of the common shares becomes ineffective; or
          o    our shares are delisted from the then primary exchange.

     If a put is canceled, it will continue to be effective, but the pricing period for the put will termi nate on the date notice of cancellation of the put is given to Swartz. Because the pricing period will be shortened, the number of shares Swartz will be required to purchase in the canceled put will be smaller than it would have been had the put not been canceled.

     Shareholder approval. Under the Investment Agreement, we may sell Swartz a number of shares that is more than 20% of our shares outstanding on the date of this prospectus. If we become listed on The Nasdaq Small Cap Market or Nasdaq National Market, we may be required to obtain shareholder approval to issue some or all of the shares to Swartz. As we are currently a Bulletin Board company, we do not need shareholder approval.

     Termination of Investment Agreement. We may terminate our right to initiate further puts or terminate the Investment Agreement at any time by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the Investment Agreement or any related agreement.

     Restrictive covenants. During the term of the Investment Agreement and for a period of 90 days after the Investment Agreement is terminated, we are prohibited from engaging in certain transactions. These include the issuance of any equity securities, or debt securities convertible into equity securities, for cash in a private transaction without obtaining the prior written approval of Swartz. We are also prohibited from entering into any private equity line type agreements similar to the Investment Agreement without obtaining Swartz's prior written approval.

     Right of first refusal. Swartz has a right of first refusal, subject to another first refusal obligation for which we are contractually obligated, to participate in any private capital raising transaction of equity securities that closes from the date of the Investment Agreement (July 9, 1999) through 90 days after the Investment Agreement is terminated.

     Swartz's right of indemnification. We have agreed to indemnify Swartz (including its stockholders, officers, directors, employees, investors and agents) from all liability and losses resulting from any misrepresentations or breaches we make in connection with the Investment Agreement, our registration rights agreement, other related agreements, or the registration statement.

Additional Securities Being Registered

     In July 1998 we issued 200,000 shares of common stock to Kirk J. Girrbach pursuant to an employment agreement between Mr. Girrbach and one of our subsidiaries. In February 2000 we issued 12,130 shares to Mr. Girrbach in payment for $8,100 of accrued legal fees and disbursements relating to his services as our general counsel from July 1998 to March 1999. Mr. Girrbach is reimbursing us for the SEC filing fees that we are paying to include his shares on the registration statement of which this prospectus is a part.


     On various dates between May 1997 and August 1999, Kirk J. Girrbach sold an aggregate of 159,000 shares of common stock in private transactions to James Brakefield, Charles Robb, Joseph V. George, Craig Baldwin, Andrew D. Smith and John E. Girrbach. John E. Girrbach is Kirk Girrbach's brother. All of these shares are being registered for resale on behalf of the purchasers. Mr. Girrbach has agreed to reimburse us for the SEC filing fees that we have paid to include these shares on the registration statement of which this prospectus is a part.

     On July 14, 1999, we issued warrants to M.H. Meyerson & Co., Inc. to purchase 600,000 shares of common stock in connection with our entry into an agreement with M.H. Meyerson & Co., Inc. pursuant to which M.H. Meyerson & Co., Inc. agreed to provide certain investment banking services to us for five years beginning on July 14, 1998. The warrants expire on July 14, 2003.

     On February 17, 1999, we sold 76,923 shares of common stock to Peter Kertes at a price of $.78 per share. On August 20, 1999, we sold 100,000 shares of common stock to Renee Kertesz at a price of $.50 per share and 64,000 shares of common stock to Gyorgy Katz at a price of $.50 per share.

     On December 13, 1999, we issued 50,000 shares of our common stock to Tim Iverson in consideration for certain website consulting services to be provided by Mr. Iverson. 10,000 of those shares are being registered for resale by Mr. Iverson.


     On February 3, 2000, David Bawarsky, our President, Chief Executive Officer, Chief Financial Officer and director, sold an aggregate of 208,000 shares of common stock in private transactions to Peter Kertes, Renee Kertesz, Patrick Comer, Gyorgy Katz, Hotel Europe, Lloyd Mandell, Todd Green and David Gubbay. All of these shares are being registered for resale on behalf of the purchasers. Mr. Bawarsky has agreed to reimburse us for the SEC filing fees that we have paid to include these shares on the registration statement of which this prospectus is a part.


                              Plan of Distribution

     Each selling shareholder is free to offer and sell his or her common shares at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker- dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

     The selling shareholders may sell their shares directly to purchasers or to or through broker- dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Swartz is, and each remaining selling shareholder and any broker- dealer that assists in the sale of the common stock may be deemed to be, an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions. The selling shareholders may agree to indemnify broker- dealers for transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act.

     Because Swartz is and the remaining selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements.

     We have informed the selling shareholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to their sales in the market and has provided the selling shareholders with a copy of such rules and regulations.

     Selling shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

     Except for the SEC filing fees for which we are being reimbursed by Messrs. Bawarsky and Girrbach, we are responsible for all costs, expenses and fees incurred in registering the shares offered hereby. The selling shareholders are responsible for brokerage commissions, if any, attributable to the sale of such securities.

                                   Management

     The following persons are our current directors, executive officers and significant employees:

Name                           Age           Position
----                           ---           ---------
David Bawarsky                 44            President, Chief Executive
                                             Officer, Chief Financial
                                             Officer and Director

Kirk J. Girrbach               41            Director

Dr. Bohdan Moroz               61            Director

James Lobel                    55            President of
                                             SmithAgency.com


     David Bawarsky has served as our Chief Executive Officer since May 1997, as a director since March 1997 and as our President, Chief Financial Officer and Treasurer since December 1999. He also served as President from May 1997 to November 1997. Mr. Bawarsky served as President of our wholly- owned subsidiary, QuikBIZ Media, since 1991, when he founded QuikBIZ Media. From July 1997 to March 1998, Mr. Bawarsky served as President and a director of Telephonetics International, Inc., a company engaged in the business of telephone advertising. Mr. Bawarsky was a consultant to QuikBIZ from 1995 to May 1997. From 1991 to 1997 Mr. Bawarsky was Vice President of Videotape Supply Company, Inc., a company engaged in the business of manufacturing video tapes. He was also an independent video consultant from 1990 to 1997.


     Kirk J. Girrbach has served as a director since April 1998. He served as Treasurer from April 1998 to December 1999. Mr. Girrbach is a lawyer and since 1990 has conducted a law practice in Ft. Lauderdale, Florida, concentrating in the areas of securities, construction, contracts and real estate law. From November 1991 to May 1997, Mr. Girrbach served as President and director of QuikBIZ. From December 1985 to November 1994 he was a police officer and detective with the Ft. Lauderdale Police Department.

     Dr. Bohdan Moroz has served as a director since November 1997. Since 1982, he has been a licensed and practicing psychiatrist at Holy Cross Hospital in Ft. Lauderdale, Florida. He is a member of the American Medical Association, Canadian Royal College of Physical Medicine & Rehabilitation, American Congress of Physical Medicine & Rehabilitation, and the Broward County Medical Association.

     James Lobel has served as President of SmithAgency.com since September 1, 1999. He was the President of G&L Group from 1989, when he founded G&L Group, to August 31, 1999. He was the Treasurer of Harvey Studios, Inc., an advertising design firm, from 1983 to 1989. He was selected as a Business Leader in Advertising & Public Relations by The Daily Business Review in 1994 and was named "Adman of the Year" in 1998 by the Ft. Lauderdale Ad Club.

                             Executive Compensation

     The following table lists the cash remuneration paid or accrued during 1998, 1997 and 1996 to Messrs. Bawarsky and Andrew Smith, who served as our President until October 1999. Except for Messrs. Bawarsky and Smith, none of our executive officers received compensation of $100,000 or more from us in 1998.

                           Summary Compensation Table

      Name and Principal                                                        Other Annual      Securities Underlying
           Position                Year         Salary($)       Bonus($)      Compensation($)           Options(#)
          ----------               ----         ---------       --------      ---------------          -----------

David Bawarsky                     1999          91,346           0               16,438(1)                    0
President, Chief Executive         1998          87,501(2)        0               13,800(3)              200,000
Officer, Chief Financial           1997               0           0                    0                 300,000
Officer and Treasurer

Andrew Smith                       1999          78,717           0                7,792(4)                    0
Former President                   1998         100,000           0                    0                       0
                                   1997          16,500           0                1,500(5)              200,000



----------------


(1) Consists of $5,200 of life insurance premiums and $11,238 of automobile and insurance payments.

(2) $34,617 of this amount has been deferred and will be paid in the form of shares of common stock, valued at market price on the date of issue.

(3) Consists of $5,200 of life insurance premiums and $8,600 of automobile lease and insurance payments.

(4)  Consists of automobile lease and insurance payments.

(5)  Consists of automobile lease and insurance payments.


     The following table shows the aggregate number of options to purchase common stock held by Messrs. Bawarsky and Smith, and the value of such options at December 31, 1999. Neither Mr. Bawarsky nor Mr. Smith exercised any options in 1999.

                           1999 Year-End Option Values



                                                                              Value of securities underlying unexercised
                                  Number of securities underlying                      in-the-money options at
          Name                unexercised options at December 31, 1999                   December 31, 1999(1)
          ----                ----------------------------------------                  ---------------------
                               Exercisable             Unexercisable             Exercisable             Unexercisable
                               -----------             -------------             -----------             -------------
David Bawarsky                    500,000                    0                    $999,000                    $0
Andrew Smith                         0                       0                       $0                       $0


-------------


(1) Represents the total gain that would be realized if all in-the-money options held at December 31, 1999 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and $2.00, the closing price of the common stock on December 31, 1999.



Director Compensation


     Our non-employee directors did not receive any compensation for their services as directors in 1999.


Employment Agreements


     QuikBIZ Media has an employment agreement with David Bawarsky, dated June 16, 1998 and expiring June 15, 2003, pursuant to which Mr. Bawarsky serves as Chairman, President and Chief Executive Officer of QuikBIZ Media. QuikBIZ assumed QuikBIZ Media's obligations under the employment agreement when QuikBIZ acquired QuikBIZ Media in July 1998. Mr. Bawarsky's employment agreement provides for a present base annual salary of $210,000 and a non-accountable expense allowance of $25,000 per year. The employment agreement also provides a customary benefits package, including two automobiles and term life insurance, payable to Mr. Bawarsky's beneficiaries, in the amount of $2,000,000, and term life insurance on the life of Mr. Bawarsky's wife in the amount of $500,000 payable to Mr. Bawarsky. Mr. Bawarsky's employment agreement prohibits him from competing with QuikBIZ Media during the term of the agreement or disclosing confidential information or trade secrets of QuikBIZ in any unauthorized manner at any time. If QuikBIZ Media terminates Mr. Bawarsky's employment or changes his duties without his consent, QuikBIZ Media will be obligated to pay Mr. Bawarsky severance pay of $2,000,000. Under his employment agreement, Mr. Bawarsky is entitled to receive an annual performance incentive bonus based upon the net profits of QuikBIZ Media, as follows:


                            Percentage of Net Profits

Net Profits of QuikLAB                       Payable to Executive
----------------------                       --------------------
$0 to $149,000                                        10%
$150,000 to $299,000                                  15%
$300,000 or greater                                   20%

     SmithAgency.com has an employment agreement with James Lobel, dated August 31, 1999 and expiring August 31, 2002, pursuant to which Mr. Lobel serves as President of SmithAgency.com. Mr. Lobel's employment agreement provides for a present base annual salary of $120,000 per year, a non- accountable expense allowance of $10,000 for the first year of the agreement, $40,000 worth of common stock of QuikBIZ, and a customary benefits package, including an automobile. Pursuant to a separate Noncompete/Nondisclosure agreement, Mr. Lobel is prohibited from competing with SmithAgency.com during the term of the agreement and for three years after termination of the agreement and from disclosing confidential information or trade secrets of SmithAgency.com in any unauthorized manner during such time. Mr. Lobel is entitled to receive a performance bonus equal to 10% of SmithAgency.com's net profits, subject to a maximum of $250,000 per year, payable at his option in cash or common stock of QuikBIZ.

                             Principal Shareholders


     The following table sets forth certain information regarding beneficial ownership of our common stock as of April 4, 2000 by (i) each shareholder known by us to be the beneficial owner of 5% or more of the outstanding common stock,
(ii) each of our directors and (iii) all directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock issuable upon exercise of options and warrants that are currently exercisable or exercisable within 60 days of April 10, 2000 have been included in the table.


        Name and Address of                    Shares Beneficially                     Shares Beneficially
          Beneficial Owner                 Owned Prior to the Offering               Owned After the Offering
        -------------------          ---------------------------------------------------------------------------------

                                       Number of Shares        Percent         Number of Shares      After Offering
                                       ----------------        -------         ----------------      --------------
David Bawarsky                           5,450,887(1)            36.9%           5,450,887(1)             18.3%
6184 Vista Linda Lane
Boca Raton, Florida 33433

Kirk J. Girrbach                           980,828(2)             6.8%             768,698(2)              2.6%
6550 N. Federal Highway
Ft. Lauderdale, Florida 33308


Dr. Bohdan Moroz                           782,143(3)             5.5%             782,143(3)              2.7%
250 Compass Drive
Ft. Lauderdale, Florida 33308


Andrew D. Smith                          2,335,050(4)            16.4%           2,312,550(4)              7.9%
20955 Vieto Terrace
Boca Raton, Florida 33433

Anthony J. Ard                           1,000,000(5)             7.0%           1,000,000(5)              3.4%
240 S.E. 28th Avenue
Pompano Beach, Florida 33062


Officers and directors as a group        7,213,858(1)(2)(3)      48.3%           7,213,422(1)(2)(3)       24.1%
(3 persons)

--------------------------

(1) Includes 500,000 shares of common stock issuable upon exercise of outstanding options. Does not include 25,000 shares of common stock owned by Mr. Bawarsky's father, Henry Bawarsky. David Bawarsky disclaims beneficial ownership of the shares held by Henry Bawarsky.

(2) Includes 130,000 shares of common stock issuable upon exercise of outstanding options. Does not include an aggregate of 218,000 shares of common stock held by several adult members of Mr. Girrbach's family. Mr. Girrbach disclaims beneficial ownership of the shares held by such persons.


(3) Includes 30,000 shares of common stock issuable upon exercise of outstanding options, 25,000 shares held by Dr. Moroz' wife and 1,429 shares held by Dr. Moroz' son.


(4) Does not include 400,000 shares of common stock owned by Mr. Smith's parents, Howard and Elaine Smith. Andrew Smith disclaims beneficial ownership of the shares held by Howard and Elaine Smith.

(5) Does not include 20,000 shares held by Mr. Ard's brother, Michael Ard. Anthony J. Ard disclaims beneficial ownership of the shares held by Michael Ard.


                              Certain Transactions

     On February 7, 2000, we issued 200,000 shares of common stock to Kirk J. Girrbach pursuant to an employment agreement dated April 13, 1998 between Mr. Girrbach and Capital Network of America, Corp., a subsidiary of QuikBIZ that is now dormant.


     On August 31, 1999, we completed the acquisition of substantially all of the assets of G&L Group, of which James Lobel was the president and a principal stockholder. In consideration for G&L Group's assets, we agreed to pay G&L Group $610,000, payable in shares of our common stock, and we assumed approximately $750,000 of G&L Group's liabilities. We issued 366,000 shares of common stock to G&L Group on September 1, 1999, valued for purposes of the transaction at $1.25 per share, and we are obligated to issue another 122,000 shares within one year. In connection with the acquisition, Mr. Lobel entered into a three year employment agreement with us and agreed to become the president of SmithAgency.com. In addition, we subleased the office space occupied by G&L Group from G&L Group's owners, including Mr. Lobel. We are presently using this office space for our principal executive offices.


     We entered into an agreement with Kirk J. Girrbach, dated July 15, 1998, pursuant to which we retained Mr. Girrbach as corporate counsel. Mr. Girrbach is no longer our counsel. We agreed with Mr. Girrbach that Mr. Girrbach's compensation (at the rate of $200 per hour) and reimbursement for costs would be payable in shares of QuikBIZ common stock valued at market price on the date of grant. On February 3, 2000, we issued an aggregate of 12,130 shares of common stock to Mr. Girrbach in payment for $8,100 of accrued fees and disbursements.


     On July 9, 1998, we acquired QuikBIZ Media from David Bawarsky, our present Chief Executive Officer and the then sole shareholder of QuikBIZ Media. Pursuant to the acquisition agreement, the outstanding shares of QuikBIZ Media were canceled and 500,000 shares of common stock of QuikBIZ Media were issued to us. In consideration for such shares, we assumed QuikBIZ Media's obligations to Mr. Bawarsky under his employment agreement with QuikBIZ Media and agreed that if by July 9, 2001 QuikBIZ Media doubles its $100,000 net profit for 1996, we will issue options to Mr. Bawarsky to purchase a total of 2,800,000 shares of common stock, exercisable for five years at a price of $.002 per share. In connection with our assumption of Mr. Bawarsky's employment agreement, we issued options to Mr. Bawarsky to purchase 200,000 shares of QuikBIZ common stock, exercisable for two years from the date of issue at a price of $.002 per share. The acquisition agreement also provided that Mr. Bawarsky would be entitled to elect to have his annual performance incentive bonus paid in shares of QuikBIZ common stock. The acquisition agreement also required that our board of directors consist of two persons, Mr. Bawarsky and Andrew Smith, and contained our agreement that Mr. Bawarsky will serve as our Chairman and Chief Executive Officer. Mr. Bawarsky has waived the provision of the acquisition agreement limiting the board of directors to two persons and requiring that Mr. Smith be one of the directors.

     On June 25, 1998, we borrowed $50,000 from Cella Reyes, the wife of our director Dr. Bohdan Moroz, pursuant to a promissory note due June 25, 1999 and bearing interest at 12% per annum. In consideration for the loan, on June 26, 1999 we issued warrants to purchase 25,000 shares of common stock at a price of $.17 per share to Ms. Reyes. The warrants were exercised on June 25, 1999. We repaid the note in full prior to the maturity date and applied $4,250 of the accrued interest on the note to the exercise price of the warrants.

     On November 7, 1997, we acquired SmithAgency.com from Andrew Smith, our former President. Pursuant to the acquisition agreement, all of the outstanding shares of SmithAgency.com were canceled, SmithAgency.com issued 6,500 shares of its common stock to us and we issued 2,300,000 shares of our common stock to Andrew Smith. Pursuant to the acquisition agreement, we caused SmithAgency.com to enter into an employment agreement with Mr. Smith and, in connection with such employment agreement, we issued options to Mr. Smith to purchase 200,000 shares of our common stock, exercisable for two years at a price of $.002 per share. These options expired unexercised. The employment agreement was terminated as of October 28, 1999.


     In July 1997, in exchange for 1,000,000 shares of common stock, we acquired the rights to the name "Algorythm Technologies International Inc." from Telephonetics International, Inc. David Bawarsky, who was our President and one of our directors at the time of the transaction, and Alan J. Kvares, who was one of our directors at the time of the transaction, were the controlling shareholders and principal officers of Telephonetics International, Inc. We returned the rights to the name "Algorythm Technologies International, Inc." to Telephonetics International, Inc. in 1998 and the 1,000,000 shares issued to Telephonetics International, Inc. were returned to us at that time.

     In June 1997 we issued 144,077 shares of common stock to Kirk J. Girrbach and 144,076 shares of common stock to Gene Farmer for consulting services. Prior to the merger with Nitros Franchise Corporation, which is referred to in the next paragraph, Mr. Girrbach was the President and a director of QuikBIZ and Mr. Farmer was the Executive Vice President and a Director of QuikBIZ. Mr. Girrbach is currently a director of QuikBIZ.

     In May 1997 QuikBIZ merged with Nitros Franchise Corporation. David Bawarsky, who was then a director of QuikBIZ, was the president, a director and the principal shareholder of Nitros Franchise Corporation. Mr. Bawarsky received 2,400,889 shares of common stock in the merger and options to purchase 300,000 shares of common stock at $.15 per share. Kirk J. Girrbach and Gene Farmer each received options to purchase 100,000 shares of common stock at $.15 per share.

                            Description of Securities

Common Stock

     Our certificate of incorporation authorizes us to issue up to 25,000,000 shares of common stock, par value $.002 per share. Of the 25,000,000 shares of common stock authorized, 14,273,736 shares are issued and outstanding as of the date of this prospectus.

     Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors from funds legally available for such dividends. We may not pay any dividends on the common stock until cumulative dividends on the preferred stock have been paid in full. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock offered for resale in connection with this prospectus will be, validly issued, fully paid and non-assessable.

Preferred Stock

     There are 261 shares of preferred stock, par value $.001 per share, of QuikBIZ outstanding. The holders of the preferred stock are entitled to receive cumulative dividends of $120 per share per year, when and as declared by the board of directors, payable quarterly. Each share of preferred stock is convertible into 71.43 shares of common stock at the option of the holder. We may redeem the preferred stock at our option upon payment of a redemption price of $1,100 per share. In the event of liquidation of QuikBIZ the holders of the preferred stock are entitled to receive $1,000 per share prior to any distribution to the holders of common stock. Except as otherwise provided by law, the holders of the preferred stock are not entitled to vote.

Warrants

     There are outstanding warrants to purchase 600,000 shares of our common stock at a price of $.25 per share. These warrants were issued to M.H. Meyerson & Co., Inc. on July 14, 1998 in connection with our entry into an agreement with M.H. Meyerson & Co., Inc. pursuant to which M.H. Meyerson & Co., Inc. agreed to provide certain investment banking services to us for five years beginning on July 14, 1998. The warrants expire on July 14, 2003. The holders of at least 51% of the warrants have the right to require, on one occasion, that we register the shares of common stock underlying the warrants for resale under the Securities Act. The holders of at least 51% of the warrants also have the right to be included on any other registration statement we file during the period beginning on July 14, 1998 and ending on July 14, 2003.

     There are outstanding warrants to purchase 500,000 shares of our common stock at a price of $1.4625 per share. These warrants were issued to Swartz on May 25, 1999 in consideration of Swartz's commitment to enter into the Investment Agreement. The warrants expire on May 25, 2004. The holders of the warrants have the right to have the common stock issuable upon exercise of the warrants included on any registration statement we file, other than a registration statement covering an employee stock plan or a registration statement filed in connection with a business combination or reclassification of our securities.

                                  Legal Matters

     The legality of the securities offered hereby has been passed upon by Graubard Mollen & Miller, New York, New York.

                                     Experts


     The balance sheet of QuikBIZ as of December 31, 1999 and 1998 and the statements of opera tions, shareholders' equity and cash flows of QuikBIZ for the years then ended, included in this prospec tus, have been included herein in reliance on the report, which includes an explanatory paragraph on our ability to continue as a going concern, of Gerson, Preston & Company, P.A., certified public accountants, given on the authority of that firm as experts in accounting and auditing. The balance sheet of Gallaspy & Lobel, Inc. as of December 31, 1998 and the statements of operations and accumulated adjustment account and cash flows for the year ended December 31, 1998, included in this prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph on the ability of Gallaspy & Lobel, Inc. to continue as a going concern, of Charles A. Nichols, C.P.A., P.C., certified public accountant, given on the authority of Mr. Nichols as an expert in accounting and auditing.


                       Where You Can Find More Information

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding QuikBIZ and the securities offered under this prospectus, we refer you to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

                          Index to Financial Statements

Pro Forma Combined Financial Information of
QuikBIZ Internet Group, Inc.
Introduction to Pro Forma Combined Financial Information.................  F-2
QuikBIZ Internet Group, Inc. and Subsidiaries Pro Forma Balance Sheet
     as of June 30, 1999.................................................  F-3
Pro Forma Condensed Combined Statements of Operations

     for the Year Ended December 31, 1998................................  F-4
Pro Forma Condensed Combined Statements of Operations
     for the Six Months Ended June 30, 1999..............................  F-5
Notes to Pro Forma Condensed Combined Financial Information..............  F-6

QuikBIZ Internet Group, Inc.

Report of Gerson, Preston & Company, P.A.................................  F-7
Consolidated Balance Sheets, December 31, 1998 and 1999..................  F-8
Consolidated Statements of Operations, Years Ended December 31, 1998
     and 1999............................................................  F-9
Consolidated Statements of Shareholders' Equity, Years Ended
     December 31, 1998 and 1999..........................................  F-10
Consolidated Statements of Cash Flows, Years Ended December 31, 1998
     and 1999............................................................  F-11
Notes to Consolidated Financial Statements...............................  F-13

Gallaspy & Lobel, Inc.
Report of Charles A. Nichols, C.P.A., P.C................................  F-20
Balance Sheet, December 31, 1998.........................................  F-21
Statement of Operations and Accumulated Adjustment Account
     For the Year Ended December 31, 1998................................  F-22
Statement of Cash Flows For the Year Ended December 31, 1998.............  F-23
Notes to Financial Statements............................................  F-24

Introduction to Pro Forma Combined Financial Information of QuikBIZ Internet Group, Inc.

The following unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results of operations of financial position that actually would have been realized had QuikBIZ Internet Group, Inc. (QuikBIZ) and Gallaspy & Lobel, Inc. d/b/a G & L Group (G & L) been a combined company during the specified periods. The unaudited pro forma combined condensed financial statements, including related notes, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements and related notes thereto of QuikBIZ, included in its registration statement on Form SB-2 as amended, and Gallaspy & Lobel, Inc. d/b/a G & L Group, included elsewhere in this filing.

The following unaudited pro forma combined condensed financial statements give effect to the acquisition of Gallaspy & Lobel, Inc. d/b/a G & L Group using the purchase method of accounting. The pro forma combined condensed financial statements are based on the respective historical audited and unaudited consolidated financial statements and related notes of QuikBIZ Internet Group, Inc. and Gallaspy & Lobel, Inc. d/b/a G & L Group. The pro forma adjustments are preliminary and are based on management's estimates of the value of tangible and intangible assets acquired.

The actual adjustments may differ materially from those presented in these pro forma financial statements. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to the long-term tangible and intangible assets or, in some circumstances, result in a charge to the statement of operations. The effect of these changes on the statement of operations will depend on the nature and amounts of the assets and liabilities adjusted.

The unaudited pro forma combined condensed balance sheet assumes that the acquisition took place on June 30, 1999, and combines QuikBIZ's unaudited June 30, 1999 consolidated balance sheet with G & L's unaudited June 30, 1999 balance sheet. The pro forma combined condensed statements of operations assume all of the acquisition completed through the date of this report took place January 1, 1998 and combines QuikBIZ's audited consolidated statement of operations for the year ended December 31, 1998 and unaudited consolidated statement of operations for the six months ended June 30, 1999 with G & L's audited statement of operations for the year ended December 31, 1998 and unaudited statement of operations for the six months ended June 30, 1999, respectively.

QuikBIZ Internet Group, Inc. and Subsidiaries Pro Forma Balance Sheet as of June 30, 1999

                                              QuikBIZ                                Pro Forma
                                              Historical        G & L Group (a)      Adjustments                 Pro Forma
                                              ----------        ---------------      -----------                 ---------
Assets

Current assets
   Cash                                     $      35,758  $               -  $                -          $        35,758
   Accounts receivable                            303,260            389,962             44,571   (2)             737,793
   Other                                           34,345              7,419             (7,419)  (2)              34,345
                                                   ------              -----              -------                  ------
       Total current assets                       373,363            397,381             37,152                   807,896

Property and Equipment
   Furniture and equipment                         76,772            105,834            (25,834)  (2)             156,772
   Leasehold improvements                          44,862             97,332            (97,332)  (2)              44,862

   Less accumulated depreciation                  (56,773)          (102,813)            94,813   (1), (2)        (64,773)
                                                  -------           --------            ------                     ------
       Depreciated cost                            64,861            100,353            (28,353)                  136,861
Intangible assets                                 561,614                  -            532,656   (2)           1,094,270
Other assets                                            -                  -            147,337   (2)             147,337
                                                 --------           --------            -------                ----------
      Total assets                          $     999,838  $         497,734  $         688,792           $     2,186,364
                                                  =======            =======            =======                 =========

Liabilities and Shareholders' Equity

Current liabilities
   Accounts payable and accrued expenses    $     566,289  $         690,637  $          15,889   (2)     $     1,272,815
   Current maturities of long-term debt           124,320            207,965           (207,965)  (2)             124,320
                                                  -------            -------            -------                   -------
    Total current liabilities                     690,609            898,602           (192,076)                1,397,135
Long-term debt                                    160,884                  -                  -                   160,884
                                                  -------            -------           --------                ----------
    Total liabilities                             851,493            898,602           (192,076)                1,558,019

Shareholders' equity
Preferred stock                                    10,208                  -                  -                    10,208
Common stock                                       26,943                300                676   (2)              27,919
Additional paid-in-capital                      2,868,905                  -            487,024   (2)           3,355,929
Accumulated deficit                            (2,575,520)          (401,168)           401,168   (2)          (2,575,520)
Unearned compensation on restricted stock        (182,191)                 -           (182,191)                        -
                                              -----------         ----------         ---------
Total shareholders' equity                        148,345           (400,868)           888,868                   636,345
                                              -----------         ----------         ----------                  --------
Total liabilities and shareholders' equity $      999,838  $         497,734  $         696,792           $     2,194,364
                                              ===========         ==========         ==========                 =========


(a) Balance sheet presented as of June 30, 1999, which represents acquiree's most recent quarter.

QuikBIZ Internet Group, Inc and Subsidiaries
Pro Forma Condensed Combined Statements of Operations
For the year ended December 31, 1998.

                                              QuikBIZ                                Pro Forma
                                              Historical        G & L Group (a)      Adjustments                 Pro Forma
                                              ----------        ---------------      -----------                 ---------
Revenue
   Advertising                          $      1,541,454    $       3,699,737      $          -          $      5,241,191
   Multimedia services and products              600,960              806,093                 -                 1,407,053
                                                 -------              -------            ------                 ---------
     Total revenue                             2,142,414            4,505,830                                   6,648,244

Operating expenses
   Direct costs                                1,753,877            3,521,178                 -                 5,275,055
   Selling, general and administrative         1,023,831              655,562            14,000   (4)           1,693,393
 Depreciation and amortization                   121,590                7,072            62,194   (1), (2)        190,856
                                               ---------            ---------            ------                 ---------
   Total operating expenses                    2,899,298            4,183,812            76,194                 7,159,304
                                               ---------            ---------            ------                 ---------
    Income (Loss) from operations               (756,884)             322,018           (76,194)                 (511,060)
Interest expense                                  26,480               14,851           (14,851)  (2)              26,480
                                                  ------               ------           -------                    ------
Net income (loss)                       $       (783,364)  $          307,167     $     (61,343)          $      (537,540)
                                                ========           ==========           =======                  ========

Weighted average number of common
   shares outstanding                         13,067,857                                                       13,555,857
Basic (loss) per common share           $         (0.060)                                                 $        (0.040)





(b) The Pro Forma Combined Statement of Operations for the twelve months ended December 31, 1998 includes the results of operations for G & L Group, Inc. for the twelve months ended December 31, 1998.

QuikBIZ Internet Group, Inc and Subsidiaries
Pro Forma Condensed Combined Statements of Operations
For the six months ended June 30, 1999.

                                              QuikBIZ                                Pro Forma
                                              Historical        G & L Group (a)      Adjustments                 Pro Forma
                                              ----------        ---------------      -----------                 ---------
Revenue
   Advertising                        $       1,094,197     $    1,268,231        $          -            $      2,362,428
   Multimedia services and products             696,448            276,320                   -                     972,768
                                                -------            -------              ------                     -------
     Total revenue                            1,790,645          1,544,551                   -                   3,335,196

Operating expenses
   Direct costs                               1,080,601          1,121,934                   -                   2,202,535
   Selling, general and administrative          829,203            331,194              11,000   (4)             1,171,397
   Depreciation and amortization                 55,020              4,000              30,633   (1),(2)            89,653
                                                 ------              -----              ------                      ------
    Total operating expenses                  1,964,824          1,457,128              41,633                   3,463,585
                                              ---------          ---------              ------                    ---------
      Income (Loss) from operations            (174,179)            87,423             (41,633)                   (128,389)
Interest expense                                  8,618             11,385             (11,385)  (2)                 8,618
                                                  -----             ------              ------                       -----
Net income (loss)                     $        (182,797)    $       76,038       $     (30,248)          $        (137,007)
                                                -------             ------              ------                     -------

Weighted average number of common
   shares outstanding                        13,350,676                                                         13,594,676
Basic (loss) per common share         $          (0.014)                                                        $   (0.010)





(c) The Pro Forma Combined Statement of Operations for the six months ended June 30, 1999 includes the results of operations for G & L Group, Inc. for the six months ended June 30, 1999.

                  QuikBIZ Internet Group, Inc. and Subsidiaries

           Notes to Pro Forma Condensed Combined Financial Information


The following adjustments were applied to QuikBIZ's Consolidated Financial Statements and the financial data of the company acquired by QuikBIZ since January 1, 1998 to arrive at the unaudited Pro Forma Combined Financial Information.

(1) The acquisition of Gallaspy & Lobel, Inc. d/b/a G & L Group was accounted for by the purchase method of accounting. Under purchase accounting the total purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed of G & L Group based upon their respective fair values as of closing date of the acquisition. The following presents the effects of the purchase adjustments:

                                   Six Months

                                       Ended                    Year Ended
                                   June 30, 1999            December 31, 1998
                                   -------------            -----------------
Depreciation                           $8,000                    $16,000
Amortization of Goodwill              $26,633                    $53,266

     The adjustments for estimated pro forma depreciation and amortization of goodwill are based on the estimated useful lives of five and ten years, respectively.

(2) To reflect the purchase consideration consisting of the issuance of 366,000 shares of common stock and an unconditional promise to issue an additional 122,000 shares of common stock all valued at $1.00 per share, the elimination of acquired company's net equity and certain assets and liabilities not acquired or assumed and to record intangible assets arising from the acquisition.

(3) There is no provision for income taxes included in the historical statements of operations of Gallaspy & Lobel d/b/a G & L Group, as the Company was a Subchapter S Corporation. Consequently, income taxes were the responsibility of the individual shareholders. No pro forma adjustment for income taxes is required because there is a consolidated pro forma net loss.

(4) To record performance incentive compensation under terms of an employment agreement with the owner and now key employee of Gallaspy & Lobel d/b/a G & L Group.

Board of Directors

QuikBIZ Internet Group, Inc. and Subsidiaries

                          INDEPENDENT AUDITORS' REPORT


     We have audited the accompanying consolidated balance sheets of QuikBIZ Internet Group, Inc. and Subsidiaries at December 31, 1998 and 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of QuikBIZ Internet Group, Inc. and Subsidiaries at December 31, 1998 and 1999 and the consolidated results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles.


     The financial statements referred to above have been prepared assuming that QuikBIZ Internet Group, Inc. and Subsidiaries will continue as a going concern. As more fully described in Note 3, the Company has incurred recurring operating losses, negative cash flows from operating activities, and has negative working capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note 3. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.


                                       /s/ GERSON, PRESTON & COMPANY, P.A.
                                       Certified Public Accountants

                                                                March 30, 2000

                                   QuikBIZ Internet Group, Inc. and Subsidiaries
                                            Consolidated Balance Sheets

Assets

                                                                                December 31,
                                                           -------------------------------------------------------
                                                                      1998                        1999
                                                           --------------------------- ---------------------------

Current Assets
    Cash                                                   $                   18,059  $                   35,957
    Accounts receivable                                                       136,340                     620,501
    Other                                                                      38,969                      26,786
                                                           --------------------------- ---------------------------
       Total current assets                                                   193,368                     683,244
Property and equipment
    Furniture and equipment                                                    68,647                     176,937
    Leasehold improvements                                                     44,862                      44,862
                                                           --------------------------- ---------------------------
                                                                              113,509                     221,799
    Less accumulated depreciation                                              40,706                      73,880
                                                           --------------------------- ---------------------------
       Depreciated cost                                                        72,803                     147,919
Other assets
    Goodwill, net of accumulated amortization of
       $78,435 and $159,496, respectively                                     595,300                     924,894
    Note receivable from shareholder                                                -                     151,586
                                                           --------------------------- ---------------------------
       Total assets                                        $                  861,471   $               1,907,643
                                                           --------------------------- ---------------------------


Liabilities and Shareholders' Equity
                                                                                December 31,
                                                           -------------------------------------------------------
                                                                      1998                        1999
                                                           --------------------------- ---------------------------
Current liabilities
    Accounts payable and accrued expenses                  $                  483,291  $                1,461,580
    Current maturities of long-term debt                                       59,397                     337,909
                                                           --------------------------- ---------------------------
       Total current liabilities                                              542,688                   1,799,489
Long-Term Debt                                                                242,685                       7,769
                                                           --------------------------- ---------------------------
       Total liabilities                                                      785,373                   1,807,258

Shareholders' equity
    Preferred stock; $.001 par value, 3,000 shares
       authorized; 261 shares issued and outstanding                           10,208                      10,208
    Common stock; $.002 par value; 25,000,000 shares
       authorized; 13,090,571 and 14,061,426 shares
       issued and outstanding, respectively                                    26,179                      28,121
    Additional paid-in capital                                              2,692,419                   3,358,227
    Accumulated deficit                                                    (2,392,723)                 (3,182,150)
    Unearned compensation on restricted stock                                (259,985)                   (114,021)
                                                           --------------------------- ---------------------------


       Total shareholders' equity                                              76,098                     100,385
                                                           --------------------------- ---------------------------

       Total liabilities and shareholders' equity          $                  861,471   $               1,908,643
                                                           ==========================  ==========================

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                      Consolidated Statements of Operations


                                                                          Years Ended December 31,
                                                           -------------------------------------------------------

                                                                      1998                        1999
                                                           --------------------------- ---------------------------

Revenue                                                    $                2,142,414  $                4,488,363

Costs and expenses
    Direct costs                                                            1,753,877                   3,650,115
    Selling, general and administrative                                     1,023,831                   1,483,283
    Depreciation and amortization                                             121,590                     124,767
                                                           --------------------------- ---------------------------

       Total costs and expenses                                             2,899,298                   5,258,165
                                                           --------------------------- ---------------------------

Loss from operations                                                         (756,884)                   (769,802)

Interest expense                                                               26,480                      19,625
                                                           --------------------------- ---------------------------

Net loss                                                     $               (783,364)  $                (789,427)
                                                           --------------------------- ---------------------------


Weighted average number of common
    shares outstanding                                                     13,067,857                  13,590,236
Basic (loss) per common share                                $                 (0.060) $                   (0.058)




                                       F-9
20113.2

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                 Consolidated Statements of Shareholders' Equity


                                                                                                   Unearned
                                                                        Additional               Compensation   Subscrip-
                           Preferred Stock         Common Stock          Paid-in    Accumulated     on Common    tion
                           Shares   Amount       Shares     Amount       Capital     Deficit        Stock       Receivable   Total
                          --------  -----        ------     ------      ----------  -----------  ------------   ----------  ------

Balance,
  December 31, 1997         261  $  10,208    12,784,372  $   25,569  $ 2,547,276  $ (1,609,359) $     -     $  (151,167) $ 822,527

Acquisition                   -          -             -          -        42,000             -        -               -     42,000

Issuance of
  common stock for
  compensation                -          -     2,394,868      4,787       544,578             -  (549,365)             -          -
Trade name returned
  in   exchange for
  common stock and
  donated stock               -          -    (2,300,000)    (4,600)     (396,445)            -         -              -   (401,045)
Amortization of
  unearned compensa-
  tion on stock               -          -             -          -             -             -  (289,380)             -    289,380
Issuance of common
  stock                       -          -       816,000      1,632       104,968             -         -              -    106,600
Subscription
  receivable
  rescinded in
  exchange for
  return of common
  stock                       -          -      (604,669)    (1,209)     (149,958)            -         -        151,167          -
Net loss                      -          -             -          -             -      (783,364)        -              -   (783,364)
                          --------   -----        ------     ------      --------    ---------- ---------       --------     ------
Balance, December
  31, 1998                  261     10,208    13,090,571     26,179     2,692,419    (2,392,723) (259,985)             -     76,098
Acquisition                   -          -       366,000        732       365,268             -         -              -    366,000
Issuance of common
  stock                       -          -       604,855      1,210       300,540             -         -              -    301,750
Amortization of
  unearned compen-
  sation on common
  stock                       -          -             -          -             -             -   145,964              -    145,964
Net loss                      -          -             -          -             -      (789,427)        -              -   (789,427)
                          --------   -----        ------     ------      --------    ---------- ---------       --------     ------
Balance, December
  31, 1999                  261  $  10,208    14,061,426 $   28,121   $ 3,358,227  $ (3,182,150)$(114,021) $           - $  100,385



                  QuikBIZ Internet Group, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows


                                                                          Years Ended December 31,
                                                           -------------------------------------------------------
                                                                        1998                        1999
                                                           --------------------------- ---------------------------

Operating activities
    Net loss                                               $                 (783,364) $                 (789,427)

    Adjustments to reconcile net loss to net cash
      used in operating activities:
       Depreciation and amortization                                          121,590                     124,767
       Bad debts                                                               49,521                      72,584
       Amortization of unearned compensation                                  289,380                     145,964
       Non-cash consulting expense                                                  -                      42,500
       Amortization of note receivable                                              -                      (4,154)

    Changes in operating assets and liabilities,
      net of effects of acquisition:
       Decrease (increase) in accounts receivable                              13,719                    (122,212)
       Decrease in other current assets                                         8,526                       1,651
       Increase in accounts payable and
         accrued expenses                                                     109,225                     271,669
                                                           --------------------------- ---------------------------


          Net cash (used in) operating activities                            (191,403)                   (256,658)
                                                           --------------------------- ---------------------------
Investing activities


    Purchases of property and equipment                                        (1,997)                    (17,345)
    Cash received from acquisition                                             76,312                          -
                                                           --------------------------- ---------------------------
          Net cash provided by (used in) investing
            activities                                                         74,315                     (17,345)
                                                           --------------------------- ---------------------------


Financing activities


Proceeds from notes payable, including $15,900
  and $10,100 from a shareholder in 1998 and 1999,
  respectively                                                                 68,446                     110,488
    Payment on notes payable, including $50,000 to a
       shareholder in 1999                                                     (2,209)                    (77,837)
    Issuance of common stock                                                   66,600                     259,250
                                                           --------------------------- ---------------------------

       Net cash provided by financing activities                              132,837                     291,901
                                                           --------------------------- ---------------------------

Net increase in cash                                                           15,749                      17,898

Cash, beginning of year                                                         2,310                      18,059
                                                           --------------------------- ---------------------------

Cash, end of year                                          $                   18,059   $                  35,957
                                                           =========================== ===========================

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows

continued

                                                                          Years Ended December 31,
                                                           -------------------------------------------------------
                                                                        1998                        1999
                                                           --------------------------- ---------------------------

Supplemental disclosures of cash flow information:
-------------------------------------------------
    Cash paid for interest                                 $                   23,480  $                   19,625

Supplemental schedule of noncash investing and financing activities:

    Common stock issued in connection with
       compensation, net of amortization                   $                  259,985  $                        -
    Issuance of common stock and options related to
       acquisitions                                        $                   42,000  $                  366,000
    Subscription receivable rescinded in exchange for
       return of common stock                              $                  151,167  $                        -
    Tradename returned in exchange for common stock        $                  401,045  $                        -
    Note payable paid with the issuance of common
       stock                                               $                   40,000  $                        -
    Common stock issued for consulting services            $                        -  $                   42,500

                  QuikBIZ Internet Group, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements

1.   Nature of Operations


     The Company has two reportable segments, both of which sell their products and services primarily in the Southeastern United States.

     One segment provides its clients with Internet site design, television and radio commercial development and production, print advertising development and production, public relations and promotions.

     The other segment offers audio, video, multimedia and Internet design services and products. It also produces and assists companies in creative content for corporate communications including sales, training, public relations and promotion.

     During 1998, the Company changed its name from Algorhythm Technologies Corporation.

     During 1999, the Company commenced development of the QuikBIZ Mall, a virtual mall on the Internet that offers the Company's and others' corporate communications products, services and supplies on-line. Start-up costs with regard to this were expensed as incurred.


2.   Significant Accounting Policies

     Principles of Consolidation. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances have been eliminated in consolidation.

     Property and Equipment. Property and equipment are stated at cost and depreciated, using the straight-line method, over the estimated useful lives of the assets as follows: three to seven years for furniture and equipment and the lease term for leasehold improvements.


     Goodwill. Goodwill represents the excess of the purchase price over the fair value of acquired companies and is being amortized on the straight-line basis over 10 years.


     Long-Lived Assets. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reported period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments. The carrying amount of cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of their short duration. The carrying amount of debt approximates fair value because the interest rates are similar to the interest rates currently available to the Company.


     Income Taxes. The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Under SFAS 109, deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rates. SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.


     Revenue Recognition. Revenue is recognized when services are performed. Revenue is reduced for estimated customer returns and allowances.

     Earnings Per Share. Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares, such as options, had been issued. Diluted earnings per share are not presented because the effects would be anti-dilutive.

3.   Going Concern - Uncertainty


     As shown in the accompanying financial statements, the Company has incurred recurring operating losses and negative cash flows from operating activities and has negative working capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern.


     The Company has initiated several actions to generate working capital and improve operating performance, including private issuances of stock (Note
     7), generation of additional revenue through business acquisitions and development of new services and entering into an investment agreement to raise up to $20,000,000 through a series of sales of common stock (Note 7).

     There can be no assurance that the Company will be able to successfully implement its plans, or if such plans are successfully implemented, that the Company will achieve its goals.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.


4.   Note Receivable

     Note receivable from a shareholder relates to an acquisition which occurred during 1999. The note is non- interest bearing until August 31, 2002.

     At August 31, 2002, the note begins accruing interest at prime and principal and interest payments are due monthly for the next five years.

     Discounted cash flows were used to estimate the fair value at December 31, 1999 at a rate of 8.5%. The note is due in principal payments as follows:

               2002                                $         8,200
               2003                                         26,000
               2004                                         28,525
               Thereafter                                   88,861
                                                   ---------------
                                                   $       151,586
                                                   ===============

5.   Long-Term Debt

                                                                                December 31,
                                                                          1998                 1999
                                                                    ------------------   ----------------

$200,000 line of credit; interest variable (8.75% at December 31,
    1999); collateralized by accounts receivable and property and equipment; guaranteed by a director/shareholder; matures in
    April 2000                                                      $          98,345    $       198,733

Unsecured note payable to a former shareholder; interest variable
    (9.25% at December 31, 1999); matures in October 2000                     110,000            110,000

Unsecured demand notes payable to shareholders; interest
    variable (8.75% at December 31, 1999)                                      65,900             26,000

Note payable; interest at 13.3%; collateralized by equipment;
    matures in December, 2002                                                       -             10,945

Note payable; interest at 9%; collateralized by accounts
    receivable, inventory and property and equipment                           27,837                  -
       Long-term debt                                                         302,082            345,678
       Less current maturities                                                 59,397             33,909
       Long-term debt net of current maturities                     $         242,685    $         7,769
                                                                    =================    ===============


     The aggregate maturities of long-term debt for the years ended December 31 are as follows:

               Year                       Amount
          -------------              ------------------


               2000                  $        337,909
               2001                             3,326
               2002                             4,143
                                    -----------------
                                     $        345,678
                                    =================




6.   Preferred Stock


     The preferred stock calls for the payment of dividends of $120 per share per annum, when and as declared by the Board of Directors, payable quarterly. The Board of Directors has not declared any dividends as of December 31, 1999. Each share of preferred stock is convertible into 71.43 shares of common stock, at the option of the holder. In the event of liquidation, the holders of the preferred stock are entitled to receive $1,000 per share prior to distributions to the holders of common stock. The preferred is also callable, at the option of the Company, at $1,100 per share plus unpaid dividends.


7.   Common Stock


     On July 18, 1997, the Company issued 1,000,000 shares of common stock to acquire the rights to the name "Algorythm Technologies International, Inc." During 1998, the Company returned the rights to the use of the name and 1,000,000 shares of common stock were returned to the Company. In conjunction with this transaction, a shareholder donated 1,300,000 shares of common stock to the Company. These transactions resulted in a reduction to shareholder's equity of $401,045 in 1998.


     During 1998, the Company issued 2,394,868 shares of common stock as compensation to certain salaried employees. Sale of these shares is restricted prior to the date of vesting, which ranges from one to two years from the date of issuance. Shares issued were recorded at their fair market value on the date of the issuance, with a corresponding charge to shareholders' equity. The unearned portion is being amortized, as compensation expense, on a straight-line basis over the related vesting period.

     During 1998, the Company issued options to purchase an aggregate of 60,000 shares, at par, to two of its directors as compensation for their services as directors during 1998. These options were valued at $10,000 and this expense has been included in selling, general and administrative expense.


     On September 29, 1998, the Company entered into an agreement with two of its shareholders for the return of 604,669 shares of common stock issued by the Company in 1996 and 1997. In exchange, the Company rescinded the debt owed by the two shareholders, in the amount of $151,167.

     During 1999, the Company issued 429,855 shares of common stock for $240,000; issued 50,000 shares of common stock valued at $42,500 for consulting services; and received $15,000 when a shareholder exercised options for 100,000 shares of common stock.


     In addition to options issued in connection with acquisitions (Note 8) and those issued to directors, the Company issued warrants and options to purchase the Company's common stock as follows:

          During June 1998, the Company issued a warrant to purchase 25,000 shares of common stock at an exercise price of $.17 per share. The warrant was exercised in June 1999.

          During July 1998, the Company issued 600,000 options for investment banking services. The options expire in five years and have an exercise price of $.25 per share.

          During May 1999, the Company issued a warrant to purchase 500,000 shares of common stock at an initial exercise price of $1.4625 per share. The warrant expires in May 2004.

     Pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation", the Company has determined that, other than the options issued in connection with acquisitions and to directors, there was only minimal value to the warrants and options described above at the date of issuance.

     On July 9, 1999, the Company entered into an investment agreement to raise up to $20 million through a series of sales of common stock. The dollar amount of each sale is limited by the trading volume and a minimum period of time must occur between sales. The agreement is for a three-year period ending July 9, 2002.

     Common stock activity for 1999 was as follows:


                                                          Additional
                                                            Paid-in
                                     Shares    Amount       Capital     Total
                                     -------  --------    ---------  ---------
Issuance of common stock for cash    429,855  $    860    $  239,140 $ 240,000

Issuance of common stock for
    consulting services               50,000       100        42,400    42,500

Options exercised                    100,000       200        14,800    15,000

Warrant exercised                     25,000        50         4,200     4,250
                                    --------  --------    ---------  ---------

    Total                            604,855  $  1,210   $   300,540 $ 301,750

8.   Acquisitions


     On July 1, 1998, the Company acquired the outstanding stock of QuikBIZ Media Centers, Inc. ("QuikBIZ Media"), a company owned by a director/shareholder of the Company. The acquisition was accounted for as a purchase and the results of QuikBIZ Media's operations were included in the Company's 1998 consolidated statements of operations from the date of acquisition. Consideration was the issuance of 200,000 stock options, at par, exercisable over a period of two years, valued at $42,000. The Company will issue an additional 2,800,000 stock options, at par, exercisable over a period of five years from the date of acquisition if QuikBIZ Media achieves an annual net profit of $200,000 by July 2001. Franchise rights were eliminated as part of the combination. The fair value of the net assets acquired exceeded the purchase price by $87,000, which has been recorded as a reduction to property and equipment.

     On September 1, 1999, the Company acquired the assets and assumed certain of the liabilities of Gallaspy & Lobel, Inc. ("G&L Group"). Consideration was the issuance of 366,000 shares of restricted common stock with an additional 122,000 shares, to be adjusted up or down based upon certain provisions in the agreement, to be issued one year from the closing. The acquisition was valued at $488,000. The acquisition was accounted for by the purchase method of accounting and accordingly the results of operations of G&L Group for the period from September 1, 1999 are included in the accompanying consolidated financial statements. Assets acquired and liabilities assumed have been recorded at their estimated fair values. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was approximately $411,000. In connection with this transaction, the Company entered into a three-year employment agreement with the acquiree's president and subleased the office space occupied by the acquiree from the acquiree's owners, including its president.

     The following unaudited proforma consolidated results of operations are presented as if the business combinations of QuikBIZ Media and G&L Group had been made at the beginning of the periods presented:


Years Ended December 31,


                                              1998               1999
                                      -----------------   ----------------
Sales                                 $      7,458,000    $    6,366,000
Net loss                              $        434,000    $      900,000
Net loss per share:
    Basic and diluted                 $         (0.033)   $       (0.066)


     The unaudited proforma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have actually resulted had the combination been in effect on January 1, 1998, or of future results of operations.


9.   Leases


     The Company has entered into several long-term leases for offices (including one with the owners of a shareholder), retail locations and equipment. At December 31, 1999, future minimum rental payments required under noncancellable lease obligations during the years ended December 31 are approximately as follows:

          Year                               Amount
      ----------                      ----------------


          2000                        $     215,000
          2001                              191,000
          2002                              174,000
          2003                              174,000
          2004                              151,000
          Thereafter                        111,000
                                      -------------
                                      $   1,016,000
                                      =============


     Rent expense was $83,000 and $155,000 (including $5,000 to the owners of a shareholder) for 1998 and 1999, respectively.


10.  Deferred Income Taxes


     At December 31, 1999, the Company has available net operating loss carryforwards of $3,183,000, which will expire through 2014.

     After consideration of all the evidence, both positive and negative, management has determined that a full valuation allowance is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized.

     Accordingly, components of the Company's net deferred income taxes are as follows:

                                                        at December 31,
                                                  1998               1999
                                             --------------     ------------

Deferred tax assets:
    Net operating loss carryforwards         $    933,000       $ 1,242,000
    Valuation allowance for deferred
    tax asset                                    (933,000)       (1,242,000)
                                            --------------     -------------
       Total                                 $          -      $           -
                                            --------------     -------------




11.  Employment Agreements


     The Company has employment agreements with its executive officers and certain other key employees. The agreements are for remaining periods ranging from three to four years, provide for performance incentive bonuses and severance payments under certain circumstances, and provide for minimum annual base compensation of $550,000 in 2000, $614,000 in 2001, $649,000 in
     2002 and $255,000 in 2003. If the employment contract with the Chief Executive Officer were to be canceled or should the employer change the employee's position without employee's consent, the Company's liability would be $2,000,000.


12.  Segment Information


     QuikBIZ Internet Group, Inc. and Subsidiaries organizes its business into two reportable segments. The reportable segments are strategic business units that offer different products and services (Note 1). They are managed separately as each business requires different technology and marketing strategies. The accounting policies of the segments are the same as those described in the significant accounting policies. The Company evaluates the performance of its operating segments based on operating earnings of the respective business units.

     Two customers accounted for approximately 32% and 24%, respectively, of the Company's net sales for the year ended December 31, 1998. These same two customers represented approximately 25% and 7%, respectively, of the Company's accounts receivable balance at December 31, 1998.


     Three customers accounted for approximately 16%, 13% and 11%, respectively, of the Company's net sales for the year ended December 31, 1999. These same three customers represented approximately 2%, 2% and 20%, respectively, of the Company's accounts receivable balance at December 31, 1999.


     Summarized financial information concerning the Company's reportable segments is shown in the following table:

              Year Ended                  Advertising         Multimedia
         December 31, 1998                 Segment            Segment            Corporate           Total
------------------------------         ----------------  ---------------   ----------------    ---------------
Revenues                               $     1,541,454   $      600,960    $          -        $     2,142,414
Segment loss                           $      (116,982)  $     (126,064)   $    (540,318)      $      (783,364)
Depreciation and amortization          $        18,876   $       17,010    $      85,704       $       121,590
Total assets                           $       100,048   $      261,880    $     499,543       $       861,471




              Year Ended                  Advertising         Multimedia
         December 31, 1999                 Segment            Segment            Corporate           Total
------------------------------         ----------------  ---------------   ----------------    ---------------
Revenues                               $     3,122,735   $    1,365,628   $            -      $     4,488,363
Segment income (loss)                  $       (68,554)  $       39,764   $      (760,637)    $      (789,427)
Depreciation and amortization          $        10,941   $       16,900   $        96,926     $       124,767
Total assets                           $       604,316   $      404,185   $       899,142     $     1,907,643


13.  Subsequent Events

     In February 2000, the Company issued 212,130 shares of common stock to a director and former officer; 12,130 shares for services rendered and 200,000 shares pursuant to an employment agreement.

                               CHARLES A. NICHOLS
                           CERTIFIED PUBLIC ACCOUNTANT
                            PROFESSIONAL ASSOCIATION


                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Gallaspy & Lobel, Inc.

     I have audited the accompanying balance sheet of Gallaspy & Lobel, Inc. (the "Company") at December 31, 1998, and the related statements of operations and accumulated adjustment account, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audit.

     I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

     In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gallaspy & Lobel, Inc. at December 31, 1998 and the results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

     The financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred recurring operating losses, negative cash flows from operating activities, and has negative working capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note 2. The accompanying financial statements do not include an adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

                                         /s/ Charles A. Nichols, C.P.A., P.A.
                                         CHARLES A. NICHOLS, C.P.A., P.A.
December 22, 1999

                             GALLASPY & LOBEL, INC.
                                  BALANCE SHEET
                                December 31, 1998


                                                                     1998
                                                                     ----
CURRENT ASSETS
Accounts receivable (Notes 1 and 3)                               $ 463,798
                                                                  ---------

PROPERTY AND EQUIPMENT: (Notes 1 and 3)
Furniture and equipment                                             104,836
Leasehold improvements                                               97,332
                                                                     ------
                                                                    202,168

Less accumulated depreciation                                        98,813
                                                                     ------
Depreciated cost                                                    103,355

DEPOSITS                                                              7,419
                                                                      -----

     TOTAL ASSETS                                                 $ 574,572
                                                                  =========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Cash overdraft                                                   $ 157,586
Accounts payable and accrued expenses                              674,673
Current maturities of long-term debt (Notes 3 and 5)               219,219
                                                                   -------
     Total current liabilities                                   1,051,478
                                                                 ---------

COMMITMENTS and CONTINGENCIES (Notes 2, 4 and 6)

STOCKHOLDERS' EQUITY
Common stock; $1.00 par value; 600 shares authorized;
  300 shares issued and outstanding                                    300
Accumulated adjustment account                                    (477,206)
                                                                   -------
Total stockholders' equity                                        (476.906)
                                                                   -------

          TOTAL LIABILITIES AND
          AND STOCKHOLDERS' EQUITY                               $ 574,572
                                                                 =========



See notes to financial statements

                             GALLASPY & LOBEL, INC.
           STATEMENT OF OPERATIONS AND ACCUMULATED ADJUSTMENT ACCOUNT
                      For the Year Ended December 31, 1998



                                                                       1998
                                                                      ------
REVENUE:

Advertising                                                        $3,699,737
Multimedia services and products                                      806,093
                                                                       ------
                Total revenue                                       4,505,830

OPERATING EXPENSES:
Direct costs                                                        3,521,178
Selling, general and administrative                                   655,562
Depreciation and amortization                                           7,072
                                                                        -----
     Total operating expenses                                       4,183,812
                                                                    ---------
INCOME FROM OPERATIONS                                                322,018
INTEREST EXPENSE                                                       14,851
                                                                        -----
NET INCOME                                                            307,167

ACCUMULATED ADJUSTMENT ACCOUNT,
BEGINNING OF YEAR                                                    (784,373)

ACCUMULATED ADJUSTMENT ACCOUNT,
END OF YEAR                                                        $ (477,206)
                                                                  -----------






See notes to financial statements

                             GALLASPY & LOBEL, INC.
                             STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 1998



                                                                       1998
                                                                      -----
OPERATING ACTIVITIES:
Net income                                                         $ 307,167
Adjustments to reconcile net income (loss) to net cash
(used in) provided by operating activities:
Depreciation                                                           7,072
Changes in operating assets and liabilities:
Decrease in accounts receivable                                      283,665
 Increase in deposits                                                 (2,550)
 Decrease in accounts payable and
 accrued expenses                                                   (632,800)
                                                                    --------
              Net cash used in operating activities                  (37,446)

INVESTING ACTIVITIES:
Purchases of property and equipment                                  (81,829)

FINANCING ACTIVITIES:
Borrowings of debt                                                   648,103
Repayment of debt                                                   (576,712)
     Net cash provided by financing activities                        71,391
                                                                      ------
NET DECREASE IN CASH                                                 (47,884)
OVERDRAFT, BEGINNING OF YEAR                                        (109,702)
                                                                    ---------

OVERDRAFT, END OF YEAR                                             $(157,586)
                                                                  ==========


Supplemental Disclosure for Cash Flow Information:
Cash paid for interest                                              $ 14,851
                                                                    --------



See notes to financial statements

                             GALLASPY & LOBEL, INC.
                          Notes to Financial Statements
                      For the Year Ended December 31, 1998

Note 1 - Summary of Significant Accounting Policies

The following is a summary of significant accounting policies of Gallaspy & Lobel, Inc. (the "Company") in the preparation of the accompanying financial statements.

Principal Business Activity - The Company was incorporated in the State of Florida on February 5, 1993, and is a full service advertising agency. The Company's corporate headquarters are located in Pompano Beach, Florida.

Basis of Accounting - The financial statements of the Company have been prepared on the accrual basis of accounting and accordingly reflect all significant receivables, payables and other liabilities.

Property and Equipment - Property and equipment are carried at cost. The cost of property and equipment is depreciated over the estimated useful lives of the related assets. The, costs of leasehold improvements are depreciated (amortized) over the lesser of the length of the related leases or the estimated useful lives of the assets. Depreciation is computed on the straight-line method for financial reporting purposes and on the accelerated cost recovery system method for income tax purposes.

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Income Taxes - The Company, with the consent of all of its shareholders, has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not provide for or pay Federal and certain State corporate income taxes on its taxable income. Instead, the stockholders are liable for individual Federal and State income taxes, if any, on their share of the Company's taxable income.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Allowance for Bad Debts - The Company provides an allowance for doubtful accounts, as needed, for accounts deemed uncollectible.

Note 2 - Going Concern - Uncertainty

As shown in the accompanying financial statements, the Company has incurred operating losses, negative cash flows from operating activities and has negative working capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company has initiated several actions to generate working capital and improve operating performance, including seeking a buyer for the Company (see
Note 6).

There can be no assurance that the Company will be able to successfully implement its plans, or if such plans are successfully implemented, that the Company will achieve its goals.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Note 3 - Long-Term Debt

Long-term debt consists of the following:

Note payable - financial institution line-of-credit (maximum borrowings of $100,000), interest only payable monthly at prime plus
2%, due on demand, collateralized by accounts receivable, furniture,
equipment and personal guarantee of the stockholder                    $ 99,871

Unsecured line-of-credit (maximum borrowings of $100,000),
interest only payable monthly at a variable rate, 11.5% at December
31, 1998, due on demand.                                                 95,649

Notes payable to stockholders with no stated interest rate               23,699

Total                                                                  $219,219
                                                                       --------

Principal payments on note payable are as follows:

Years ending
December 31,
-----------
         1999                                                          $219,219
                                                                      =========
                                      F-24

Note 4 - Leases

The Company has entered into several long-term leases for the office building and various equipment with monthly payments ranging from $2,617 to $6,400. These leases are classified as operating leases.

The future minimum rental payments required under long-term non-cancelable leases during the years ended December 31, may be summarized as follows:


                            Related Party
                              (Note 5)           Other        Total
                              -------            -----        -----
1999                        $    76,800       $31,402    $   108,202
2000                             76,800        13,084         89,884
2001                             76,800             -         76,800
2002                             76,800             -         76,800
2003 and thereafter           1,152,000             -      1,152,000
                              ---------       -------    ------------
                            $ 1,459,200       $44,486   $  1,503,686
                              =========       =======   ============



Total rental expense for all operating leases for the year ended December 31, 1998 amounts to $127,086.

Note 5 - Related Parties

The Company leases its office facility from a Company stockholder since February 1998. Rent paid on this lease for the year ended December 31, 1998 was $66,640 (see Note 4).

The Company paid a related corporation consulting fees, which amounted to $50,976 for the year ended December 31, 1998. This corporation also provided production services during 1998 for $94,819, which is included in accounts payable at December 31, 1998.


Net amount paid on stockholder loans payable was $20,061 for 1998. Stockholder's loan payable amounted to $23,699 at December 31, 1998. The stockholder personally guaranteed a Company line-of-credit (see Note 3).


Note 6 - Subsequent Event

On September 1, 1999, the Company sold its net assets, primarily in exchange for restricted stock in the acquiring company. In connection with this transaction, the acquiring company entered into a three-year employment agreement with the Company's president.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers

     Section 78.7502 through 78.752 of the Nevada General Corporation Law ("NGCL") provides that a corporation may indemnify directors, officers, employees or agents of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed actions, suits or proceedings brought against them by reason of their service in such capacity, including, under certain circumstances, actions brought by or in the right of the corporation, and may purchase insurance or make other financial arrangements on behalf of any such persons for any such liability.

     Article V of the Company's By-laws provides that the Company shall indemnify any and all of its directors and officers, and its former directors and officers, or any person who may have served at the Company's request as a director or officer of another corporation in which the Company owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of the Company, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

     Article Twelfth of the Company's Articles of Incorporation, as amended, provides for limitation of the personal liability of a director or officer to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, other than for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the NGCL, which generally states that dividends may be paid to stockholders from a corporation's excess of its assets over its liabilities.

ITEM 25. Other Expenses of Issuance and Distribution

     The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the common stock offered hereby:

SEC filing fee...............................................   $   7,259.12
Blue sky fees and expenses...................................       5,000.00
Legal fees...................................................      50,000.00
Accounting fees and expenses.................................      50,000.00
Miscellaneous................................................   $  12,740.88
                                                                ------------
         Total..............................................    $ 125,000.00
                                                                 ===========

ITEM 26. Recent Sales of Unregistered Securities

     Except as otherwise indicated, the Company relied upon Section 4(2) of the Securities Act as the basis for exemption from registration for all of the following sales because the transactions did not involve public offerings.

     In May 1997 the Company issued 57,142 shares to a consulting firm in consideration for consulting services rendered to the Company.

     In May 1997 the Company issued an aggregate of 6,702,667 shares of common stock to David Bawarsky, Jason Sherman and Alan Kvares in consideration for all of the outstanding shares of capital stock of Nitros Franchise Corporation.

     In May 1997, in connection with the acquisition of Nitros Franchise Corporation, the Company issued options to purchase 100,000 shares of common stock at $.15 per share to each of Kirk J. Girrbach, Gene Farmer and Douglas Stepelton and options to purchase 300,000 shares of common stock at $.15 per share to David Bawarsky.

     In June 1997 the Company issued 144,077 shares of common stock to Kirk J. Girrbach and 144,076 shares of common stock to Gene Farmer in consideration for consulting services rendered to the Company.

     In June 1997 the Company also issued 80,162 shares of common stock to Kirk
J. Girrbach, 38,858 shares of common stock to Gene Farmer and 24,783 shares of common stock to Douglas Stepelton in consideration for consulting services rendered to the Company.

     In July 1997 the Company issued 1,000,000 shares of common stock to Telephonetics International, Inc. in consideration for the rights to use the name "Algorythm Technologies International, Inc." These shares were subsequently returned to the Company and canceled and the rights to use the name "Algorythm Technologies International, Inc." were returned to Telephonetics International, Inc.

     In October 1997 the Company issued 20,000 shares of common stock to one individual in consideration of such individual waiving any rights to the return of $5,000 paid to the Company for services to be performed by the Company.

     In November 1997 the Company issued 2,300,000 shares of common stock to Andrew D. Smith in exchange for 6,500 shares of common stock of SmithAgency.com, Inc. Also in November 1997 the Company issued options to purchase 200,000 shares of common stock, exercisable for two years at a price of $.002 per share, to Andrew D. Smith.

     In November and December 1997 the Company sold an aggregate of 400,000 shares of common stock at $.10 per share to four persons, all of whom were accredited investors. The Company relied on Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration, because the transactions did not involve any public offering.

     In February 1998 the Company sold an aggregate of 46,000 shares of common stock at a price of $.10 per shares to two individuals.

     In March 1998 the Company sold 50,000 shares of common stock at a price of $.10 per share to one individual.

     In March 1998 the Company issued 400,000 shares of common stock in payment of an outstanding loan of $40,000 to the Company's subsidiary SmithAgency.com, Inc.

     In April 1998 the Company sold 20,000 shares of common stock at a price of $.10 per share to one individual.

     In April 1998 the Company issued an aggregate of 1,525,000 shares of common stock to three individuals in consideration for services to be rendered pursuant to employment agreements between its subsidiary QBIZ Business Centers, Inc., f/k/a Capital Network of America, Corp., and such individuals.

     In June 1998 the Company sold 100,000 shares of common stock at a price of $.10 per share to one individual.

     In June 1998 the Company issued options to purchase an aggregate of 60,000 shares at a price of $.002 per share to two of its directors as compensation for their services as directors during 1998.

     In July 1998 the Company issued an aggregate of 1,300,000 shares of common stock to three individuals in consideration for services to be rendered pursuant to employment agreements between its subsidiary QBIZ Business Centers, Inc., f/k/a Capital Networks of America, Corp., and such individuals. 1,000,000 of these shares were subsequently returned to the Company.

     In July 1998 the Company issued options to purchase 200,000 shares of common stock to David Bawarsky, exercisable for five years at a price of $.002 per share, in connection with the Company's acquisition of QuikLAB Multimedia Centers, Inc.

     In July 1998 the Company issued warrants to purchase 600,000 shares of common stock at a price of $.25 per share to M.H. Meyerson & Co., Inc. in consideration for services to be rendered by Meyerson pursuant to an investment banking agreement entered into between the Company and Meyerson as of July 14, 1998. The warrants have a term of five years.

     In August 1998 the Company issued an aggregate of 240,000 shares of common stock to two individuals in consideration for services rendered.

     In August 1998 the Company sold 200,000 shares of common stock at a price of $.25 per share to one individual.

     In September 1998 the Company issued 9,868 shares of common stock to Kirk
J. Girrbach pursuant to an agreement under which Mr. Girrbach provided legal services to the Company.

     In October 1998 the Company issued 120,000 shares to one individual in consideration for services rendered and to be rendered pursuant to an employment agreement between the Company and such individual.

     In November 1998 the Company issued 200,000 shares to one individual in consideration for services rendered and to be rendered pursuant to an employment agreement between SmithAgency.com and such individual.

     In January 1999 the Company sold 100,000 shares of common stock at a price of $.30 per share to one individual.

     In February 1999 the Company sold 76,923 shares of common stock at a price of $.78 per share to one individual.

     In February 1999 the Company issued 100,000 shares to an individual upon the exercise of outstanding options at an exercise price of $.15 per share.

     In March 1999 the Company sold 40,000 shares of common stock at a price of $.80 per share to two individuals.

     In April 1999 the Company sold 40,000 shares of common stock at a price of $.90 per share to two individuals.

     In May 1999 the Company issued warrants to purchase 500,000 shares of common stock at a price of $1.4625 per share to Swartz Private Equity, LLC in consideration for Swartz's commitment to enter into an investment agreement for the purchase of $20,000,000 of common stock of the Company.

     In June 1999, the Company sold 25,000 shares at a price of $.17 per share to Cella Reyes upon the exercise of a warrant issued to Ms. Reyes in connection with a promissory note issued to Ms. Reyes in June 1998.

     In August 1999 the Company sold an aggregate of 172,000 shares of common stock at a price of $.50 per share to two individuals.

     In September 1999 the Company issued 366,000 shares of common stock to Gallaspy & Lobel, Inc. in consideration for substantially all of the assets of Gallaspy & Lobel, Inc.

     In December 1999 we issued 50,000 shares of common stock to an individual in consideration for certain consulting services to be provided by such individual.

     In February 2000 we issued 200,000 shares of common stock to Kirk J. Girrbach pursuant to an employment agreement dated April 13, 1998 between Mr. Girrbach and Capital Network of America, Corp., a subsidiary of the Company that is now dormant, and we issued 12,310 shares of common stock to Mr. Girrbach in payment of $8,100 of accrued legal fees and disbursements.

ITEM 27. Exhibits

Exhibit
Number    Description
-------   ------------

2.1 Acquisition Agreement between the Registrant and QuikLAB Multimedia Centers, Inc. (incorporated by reference from the Registrant's Current Report on Form 8-K filed on July 24, 1998).

2.2 Asset Purchase Agreement, dated as of August 20, 1999, by and between Gallaspy & Lobel, Inc., the Registrant, and James Lobel and Diane C. Harvey.*

3.1 Registrant's Articles of Incorporation, as amended (incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 1998, except for the July 1998 amendment, which is incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1997).

3.2 Registrant's Bylaws (incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 1998).


3.3 Certificate of Correction of Certificate of amendment to the Registrant's Articles of Incorporation (incorporated by reference from the Registrant's Form 10-KSB/A for the year ended December 31, 1997, filed on January 27, 2000).

4.1       Specimen common stock certificate.*

4.2 Form of warrant to purchase common stock issued to Swartz Private Equity, LLC on May 25, 1999, exercisable to purchase an aggregate of 500,000 shares of common stock at $1.4625 per share until May 24, 2004, granted to Swartz in connection with the offering of securities described in Exhibit 4.3.*

4.3 Amended and restated investment agreement, dated as of July 9, 1999, by and between the Registrant and Swartz Private Equity, LLC.*

4.4 Registration rights agreement, dated as of July 9, 1999, by and between the Registrant and Swartz Private Equity, LLC, related to the registration of the common stock to be sold pursuant to Exhibit 4.3.*

4.5 Form of warrant to purchase common stock to be issued from time to time in connection with the offering of securities described in
          Exhibit 4.3.*

4.6 Promissory note, dated June 25, 1998, and warrant, issued June 26, 1999, issued by the Registrant to Cella Reyes.*


5.1       Legal opinion of Graubard Mollen & Miller.*

Exhibit
Number    Description
--------  -----------


10.1 Employment Agreement between QuikBIZ Media Centers, Inc. and David Bawarsky (incorporated by reference from the Registrant's Current Report on Form 8-K filed on July 24, 1998).


10.2 Employment Agreement between SmithAgency.com, Inc. (formerly A.D.S. Advertising Corp.) and Andrew Smith, dated October 30, 1997 (incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the period ended September 30, 1997).

10.3 Retainer Agreement between the Registrant and Kirk J. Girrbach, dated July 15, 1998 (incorporated by reference from Registrant's Quarterly Report on Form 10-QSB for the period ended September 30, 1998).

10.4 Investment Banking Agreement between the Registrant and M.H. Meyerson & Co., Inc. dated as of July 14, 1999 (incorporated by reference from Registrant's Quarterly Report on Form 10-QSB for the period ended September 30, 1998).

10.5 Employment Contract for James Lobel, dated August 31, 1999, between the Registrant and James Lobel.*

10.6 Agreement to Sublease, dated August 31, 1999, by and between James Lobel, Diane Harvey, Gallaspy & Lobel, Inc., Harvey Studios, Inc. and the Registrant.*

10.7      Mortgage Deed and Security Agreement, dated August 31, 1999, by James
          S. Lobel and Diane C. Harvey to the Registrant.*

10.8 Office Lease, dated as of January 9, 1996, by and between Massachusetts Mutual Life Insurance Company and A.D.S. Advertising Corporation.*

10.9 Leasing Agreement, dated as of October 1, 1995, by and between Palasan Properties, Inc. and Video QuickLAB of South Florida, Inc.*

10.10 Employment Agreement between Capital Network of America, Corp. and Kirk J. Girrbach, dated April 13, 1998 (incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 1998).

21        Subsidiaries of the Registrant.*

23.1      Consent of Graubard Mollen & Miller (contained in Exhibit 5.1).

23.2      Consent of Gerson, Preston & Company, P.A.**

23.3      Consent of Want & Ender CPA, P.C.*

23.4      Consent of Charles A. Nichols, C.P.A., P.C.**

Exhibit
Name      Description
-------   -----------

24.1 Powers of Attorney (included on the signature page to this registration statement).*

27        Financial Data Schedule.**

____________________________________

*        Previously filed.
**       Filed herewith.

ITEM 28. Undertakings.

     (a)  The undersigned registrant hereby undertakes that it will:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any additional or changed material information on the plan of distribution;


     (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that it will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Ft. Lauderdale, Florida on April 10, 2000.


                                  QUIKBIZ INTERNET GROUP, INC.


                                  By:  /s/ David Bawarsky
                                     ----------------------------------------
                                     David Bawarsky, Chief Executive Officer

                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature                  Title                                          Date


/s/ David B. Bawarsky      Director, Chief Executive Officer     April 10, 2000
---------------------      (Principal Executive Officer), Chief
David B. Bawarsky          Financial Officer and Treasurer
                           (Principal Financial Officer)

/s/ David Bawarsky,        Director and Treasurer                April 10, 2000
by Power of Attorney       (Principal Financial and
---------------------      Accounting Officer)
Kirk J. Girrbach

/s/ David Bawarsky,        Director                              April 10, 2000
by Power of Attorney
---------------------
Dr. Bohdan Moroz

                                  Exhibit Index

ITEM 27. Exhibits

Exhibit
Number    Description
-------   ------------

2.1 Acquisition Agreement between the Registrant and QuikLAB Multimedia Centers, Inc. (incorporated by reference from the Registrant's Current Report on Form 8-K filed on July 24, 1998).

2.2 Asset Purchase Agreement, dated as of August 20, 1999, by and between Gallaspy & Lobel, Inc., the Registrant, and James Lobel and Diane C. Harvey.*

3.1 Registrant's Articles of Incorporation, as amended (incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 1998, except for the July 1998 amendment, which is incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1997).

3.2 Registrant's Bylaws (incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 1998).


3.3 Certificate of Correction of Certificate of amendment to the Registrant's Articles of Incorporation (incorporated by reference from the Registrant's Form 10-KSB/A for the year ended December 31, 1997, filed on January 27, 2000).

4.1       Specimen common stock certificate.*

4.2 Form of warrant to purchase common stock issued to Swartz Private Equity, LLC on May 25, 1999, exercisable to purchase an aggregate of 500,000 shares of common stock at $1.4625 per share until May 24, 2004, granted to Swartz in connection with the offering of securities described in Exhibit 4.3.*

4.3 Amended and restated investment agreement, dated as of July 9, 1999, by and between the Registrant and Swartz Private Equity, LLC.*

4.4 Registration rights agreement, dated as of July 9, 1999, by and between the Registrant and Swartz Private Equity, LLC, related to the registration of the common stock to be sold pursuant to Exhibit 4.3.*

4.5 Form of warrant to purchase common stock to be issued from time to time in connection with the offering of securities described in
          Exhibit 4.3.*

4.6 Promissory note, dated June 25, 1998, and warrant, issued June 26, 1999, issued by the Registrant to Cella Reyes.*


5.1       Legal opinion of Graubard Mollen & Miller.*

Exhibit
Number    Description
--------  -----------


10.1 Employment Agreement between QuikBIZ Media Centers, Inc. and David Bawarsky (incorporated by reference from the Registrant's Current Report on Form 8-K filed on July 24, 1998).


10.2 Employment Agreement between SmithAgency.com, Inc. (formerly A.D.S. Advertising Corp.) and Andrew Smith, dated October 30, 1997 (incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the period ended September 30, 1997).

10.3 Retainer Agreement between the Registrant and Kirk J. Girrbach, dated July 15, 1998 (incorporated by reference from Registrant's Quarterly Report on Form 10-QSB for the period ended September 30, 1998).

10.4 Investment Banking Agreement between the Registrant and M.H. Meyerson & Co., Inc. dated as of July 14, 1999 (incorporated by reference from Registrant's Quarterly Report on Form 10-QSB for the period ended September 30, 1998).

10.5 Employment Contract for James Lobel, dated August 31, 1999, between the Registrant and James Lobel.*

10.6 Agreement to Sublease, dated August 31, 1999, by and between James Lobel, Diane Harvey, Gallaspy & Lobel, Inc., Harvey Studios, Inc. and the Registrant.*

10.7      Mortgage Deed and Security Agreement, dated August 31, 1999, by James
          S. Lobel and Diane C. Harvey to the Registrant.*

10.8 Office Lease, dated as of January 9, 1996, by and between Massachusetts Mutual Life Insurance Company and A.D.S. Advertising Corporation.*

10.9 Leasing Agreement, dated as of October 1, 1995, by and between Palasan Properties, Inc. and Video QuickLAB of South Florida, Inc.*

10.10 Employment Agreement between Capital Network of America, Corp. and Kirk J. Girrbach, dated April 13, 1998 (incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 1998).

21        Subsidiaries of the Registrant.*

23.1      Consent of Graubard Mollen & Miller (contained in Exhibit 5.1).

23.2      Consent of Gerson, Preston & Company, P.A.**

23.3      Consent of Want & Ender CPA, P.C.*

23.4      Consent of Charles A. Nichols, C.P.A., P.C.**

Exhibit
Name      Description
-------   -----------

24.1 Powers of Attorney (included on the signature page to this registration statement).*

27        Financial Data Schedule.**

____________________________________

*        Previously filed.
**       Filed herewith.